Exhibit 2.1

STOCK PURCHASE AGREEMENT

BETWEEN

BRANFORD PVT MID-HOLD, LLC

AND

ZOMEDICA INC.

OCTOBER 1, 2021

TABLE OF CONTENTS

I

II

Section 6.8	Severability.	53
Section 6.9	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.	53
Section 6.10	Counterparts.	53
Section 6.11	Waiver of Jury Trial.	53
Section 6.12	Specific Performance.	54
Section 6.13	Legal Representation.	54

Exhibits:
Exhibit A:	R&W Insurance Policy
Exhibit B:	Example Net Working Capital Calculation

III

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 1, 2021, is made by and between Branford PVT Mid-Hold, LLC, a Delaware limited liability company (“Seller”), and Zomedica Inc., a Delaware corporation (“Buyer”). Seller and Buyer shall be referred to herein from time to time collectively as the (“Parties”) and each individually as a (“Party"). Definitions of capitalized terms are set forth in Section 6.1.

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock (the “BPA Stock”) of Branford PVT Acquiror, Inc., a Delaware corporation (“BPA”);

WHEREAS, BPA owns all of the issued and outstanding shares of capital stock of PVT Holdings, Inc., a Delaware corporation (“Holdings”);

WHEREAS, Holdings owns all of the issued and outstanding membership interests in Pulse Veterinary Technologies, LLC, a Delaware limited liability company (“PVT”);

WHEREAS, (a) PVT owns all of the issued and outstanding equity interests in HMT High Medical Technologies (Japan) Co., Ltd. (“HMT”) and PVT NeoPulse Acquisition GmbH (“NeoPulse Acquisition”), and (b) NeoPulse Acquisition owns all of the issued and outstanding equity interests in NeoPulse GmbH (“NeoPulse” and together with BPA, Holdings, PVT, HMT and NeoPulse Acquisition, each, a “Company” and collectively, the “Companies”); and

WHEREAS, the Parties desire for Buyer to purchase from Seller, and for Seller to sell to Buyer, all of the BPA Stock (collectively, the “Purchased Shares”), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
STOCK PURCHASE; PURCHASE PRICE

Section 1.1          Purchase and Sale of the Purchased Shares.

(a)   Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Buyer will purchase from Seller, and Seller will sell to Buyer, the Purchased Shares, free and clear of all Liens other than Liens arising under applicable securities Laws, in exchange for the Purchase Price (such transaction, the “Stock Purchase”).

(b)   The aggregate consideration (collectively, the “Purchase Price”) to be paid by Buyer for the Purchased Shares shall consist of:

(i)              the Base Amount; plus

(ii)            the amount of Closing Date Cash and Cash Equivalents; minus

(iii)          the amount, if any, by which the Closing Net Working Capital is less than the Target Net Working Capital; plus

(iv)           the amount, if any, by which the Closing Net Working Capital is greater than the Target Net Working Capital.

A portion of the Purchase Price shall be used to discharge and pay in full (i) all Closing Date Funded Indebtedness, and (ii) Selling Expenses outstanding immediately prior to Closing.

Section 1.2          Closing.

The closing of the Stock Purchase (the “Closing”) shall take place at the offices of Akerman LLP, 420 South Orange Avenue, Suite 1200, Orlando, Florida 32801, at 10:00 a.m. on the date hereof (the “Closing Date”), or at such other place and time on the Closing Date as the Parties shall mutually agree (including by means of electronic transmission of executed documents). The Closing shall be effective as of 12:01 a.m. on the Closing Date.

Section 1.3          Closing Actions and Deliveries.

(a)   Prior to the Closing Date, Seller shall have prepared and delivered to Buyer a statement (the “Estimated Closing Statement”) setting forth its good faith estimate of (i) (A) the Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”), (B) the amount of Closing Date Cash and Cash Equivalents (the “Estimated Closing Cash”), (C) the amount of Closing Date Funded Indebtedness (the “Estimated Closing Date Funded Indebtedness”), and (D) the amount of Selling Expenses (the “Estimated Selling Expenses”), and (ii) the Estimated Closing Consideration.

(b)   At the Closing, Buyer shall:

(i)              pay to Seller the Estimated Closing Consideration by wire transfer in immediately available funds to the account(s) specified in writing by Seller;

(ii)            pay the amount of all Closing Date Funded Indebtedness from the Purchase Price as provided in the Closing Payoff Certificate (including deposit of the balance of the purchase price under the Nucleus Purchase Agreement (the “Nucleus Escrow Fund”) into an escrow account (the “Nucleus Escrow Account”) under the terms of the Nucleus Escrow Agreement, which Nucleus Escrow Fund shall also include the fees and expenses of the escrow agent that are expected to be incurred after the execution of the Nucleus Escrow Agreement);

(iii)          pay the Selling Expenses outstanding immediately prior to Closing from the Purchase Price as provided in the Closing Payoff Certificate; provided that, any Selling Expenses subject to withholding Taxes shall be funded by Buyer to PVT’s designated payroll account for processing and payment to the applicable Person(s) in accordance with the instructions set forth in the Closing Payoff Certificate; and

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(iv)           deposit the Escrow Amount into an escrow account (the “Escrow Account”) under the terms of an escrow agreement (the “Escrow Agreement”) to be executed on the Closing Date by Buyer, Seller and the Escrow Agent.

(c)   At the Closing, Buyer shall deliver to Seller:

(i)              a copy of the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(ii)            a certificate of the secretary of Buyer certifying to (A) Buyer’s certificate of incorporation and bylaws (or similar governing documents), (B) the adoption of resolutions of Buyer approving the Contemplated Transactions, and (C) the incumbency of the officers signing this Agreement and other transaction documents on behalf of Buyer (together with their specimen signatures);

(iii)          evidence satisfactory to Seller that the R&W Insurance Policy has been bound; and

(iv)           such other documents, instruments or certificates as shall be reasonably requested by Seller and its counsel.

(d)   At the Closing, Seller shall deliver to Buyer:

(i)              certificates representing the Purchased Shares, duly endorsed in blank or with duly executed stock powers attached;

(ii)            any certificates representing the outstanding equity interests of any Company other than BPA;

(iii)          a copy of the Escrow Agreement, duly executed by Seller;

(iv)           a certificate (the “Closing Payoff Certificate”) signed by Seller, which shall set forth (A) the Estimated Closing Date Funded Indebtedness and instructions regarding the payoff or discharge of such Estimated Closing Date Funded Indebtedness at Closing, and (B) the Estimated Selling Expenses, and instructions regarding the payment of such Estimated Selling Expenses, together with payoff letters or other evidence, in a form reasonably acceptable to Buyer, of the payoff amounts set forth on the Closing Payoff Certificate;

(v)             evidence reasonably satisfactory to Buyer that the Management Consulting Agreement, dated as of September 6, 2019, as amended, by and among Seller, certain of the Companies and Branford Castle Partners, L.P., shall have been terminated with no liability or obligations of any of the Companies thereunder continuing from and after the Closing;

(vi)           written resignations, effective as of the Closing, of the officers, directors and managers of the Companies requested by Buyer (but, for the avoidance of doubt, any such requested resignation of an officer of the Company shall be not deemed a voluntary resignation for purposes of any employment agreements and will not terminate, reduce or modify any severance or other rights thereunder);

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(vii)         a completed IRS Form W-9 executed by Seller;

(viii)       evidence reasonably satisfactory to Buyer that the consents, approvals, waivers and notices set forth on Section 1.3(d)(viii) of the Disclosure Schedule have been obtained or given, as applicable;

(ix)           evidence reasonably satisfactory to Buyer that the Closing Date Cash and Cash Equivalents include at least $250,000 of cash held in the United States;

(x)             a certificate of the secretary of Seller certifying to (A) Seller’s certificate of incorporation and bylaws (or similar governing documents), (B) the adoption of resolutions of Seller approving the Contemplated Transactions, (C) the incumbency of the officers signing this Agreement and other Transaction Documents on behalf of Seller (together with their specimen signatures), (D) attached copies of the certificate of incorporation and bylaws (or similar governing documents) of each Company, and certifying and attaching all requisite resolutions or actions of such Company’s board of directors or managers (or similar governing body) and equity holders approving the execution and delivery of the Transaction Documents and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of such Company executing the Transaction Documents;

(xi)           certificates dated as of a date which is not earlier than the twentieth (20th) Business Day prior to the Closing Date as to the good standing (or equivalent) of each Company, certified by the appropriate officials of the jurisdiction of such Company’s incorporation or organization;

(xii)         a copy of an escrow agreement between PVT and Nucleus ProVets, LLC, substantially in the form attached to the Nucleus Purchase Agreement (the “Nucleus Escrow Agreement”), fully-executed by PVT and Nucleus ProVets, LLC;

(xiii)       a compact disc, flash drive or memory stick (all of which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, the true, accurate and complete contents of the Dataroom as of the date hereof (which, if not delivered at Closing shall be delivered not later than the fifth (5th) Business Day following the Closing Date pursuant to Section 4.8); and

(xiv)       such other documents, instruments or certificates as shall be reasonably requested by Buyer and its counsel.

Section 1.4          Purchase Price Adjustment.

(a)   Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth its good faith calculation of (i) (A) the Net Working Capital as of immediately prior to the Closing (the “Closing Net Working Capital”),

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(B) the amount of Closing Date Cash and Cash Equivalents, (C) the amount of Closing Date Funded Indebtedness, and (D) the amount of Selling Expenses, and (ii) the Closing Cash Consideration.

(b)   If Seller disputes any amounts as shown on the Closing Statement, Seller shall deliver to Buyer within thirty (30) days after receipt of the Closing Statement a notice (the “Dispute Notice”) setting forth Seller’s calculation of such amounts and describing in reasonable detail the basis for the determination of such different amounts. If Seller does not deliver a Dispute Notice to Buyer within such thirty (30) day period, the Closing Statement prepared and delivered by Buyer shall be deemed to be the final closing statement (the “Final Closing Statement”). The Parties shall use commercially reasonable efforts to resolve such differences within a period of thirty (30) days after Seller has given the Dispute Notice. If the Parties resolve such differences, the Closing Statement agreed to by the Parties shall be deemed to be the Final Closing Statement. If Buyer and Seller do not reach a final resolution on the Closing Statement within thirty (30) days after Seller has given the Dispute Notice, unless Buyer and Seller mutually agree to continue their efforts to resolve such differences, the Neutral Accountant shall resolve such differences, pursuant to an engagement agreement among Buyer, Seller and the Neutral Accountant (which Buyer and Seller agree to execute promptly), in the manner provided below. The Neutral Accountant shall only decide the specific items under dispute by the Parties (the “Disputed Items”), solely in accordance with the terms of this Agreement. Buyer and Seller shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Buyer, Seller and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s determination of the amounts to be set forth on the Final Closing Statement; and the Parties shall use commercially reasonable efforts to cause the Neutral Accountant to resolve the differences between Buyer and Seller and determine the amounts to be set forth on the Final Closing Statement within twenty (20) days after the engagement of the Neutral Accountant. The Neutral Accountant’s determination shall be based solely on such presentations of the Parties (i.e., not on an independent review) and on the definitions and other terms included herein. The Closing Statement determined by the Neutral Accountant shall be deemed to be the Final Closing Statement. Such determination by the Neutral Accountant shall be conclusive, non-appealable and binding upon the Parties, absent fraud or manifest error, and shall be considered an arbitral award for all purposes. The fees and expenses of the Neutral Accountant shall be paid by the Party whose calculation of the Disputed Items is farther from the Neutral Accountant’s calculation thereof. Nothing in this Section 1.4(b) shall be construed to authorize or permit the Neutral Accountant to: (i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of the Disputed Items; or (ii) resolve any such differences by making an adjustment to the Closing Statement that is outside of the range defined by amounts as finally proposed by Buyer and Seller. Buyer will make available to Seller and its accountants and other representatives the financial records of the Companies (or its successors) used to prepare the Closing Statement, or related thereto, at reasonable times during the period beginning on the Closing Date and ending on the date when the Final Closing Statement shall have been finalized.

(c)   If the Final Closing Consideration as finally determined in accordance with this Section 1.4 exceeds the Estimated Closing Consideration, then (i) Buyer shall, promptly, but no later than five (5) business days after the final determination thereof, pay such excess amount to Seller by wire transfer of immediately available funds to an account designated by Seller and (ii) Buyer and Seller shall promptly, but no later than five (5) business days after such final determination, deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release the balance of the Adjustment Escrow Amount to Seller.

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(d)   If the Final Closing Consideration as finally determined in accordance with this Section 1.4 is less than the Estimated Closing Consideration, then Buyer and Seller shall promptly, but no later than five (5) business days after such final determination, deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to pay from the Adjustment Escrow Amount the amount of such shortfall to Buyer, and any balance of the Adjustment Escrow Amount remaining after such payment to Buyer, to Seller. If such shortfall is greater than the Adjustment Escrow Amount, then Seller shall, promptly, but no later than five (5) business days after the final determination of the Final Closing Consideration, pay the remaining balance thereof to Buyer by wire transfer of immediately available funds to an account designated by Buyer.

(e)   Any payments made pursuant to this Section 1.4 shall be treated as an adjustment to the Purchase Price by the Parties.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

Section 2.1          Organization and Qualification.

(a)   Section 2.1(a) of the Disclosure Schedule contains a true, accurate and complete list of each Company’s jurisdiction of incorporation or organization and any other jurisdictions in which it is qualified to do business. Each Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. Each Company has the requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

(b)   Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Stock Purchase.

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Section 2.2          Capitalization of the Companies; Subsidiaries.

(a)   The authorized capital stock of BPA consists of 1,000 shares of common stock, par value $0.001 per share, of which 100 shares are issued and outstanding and constitute the Purchased Shares. The Purchased Shares constitute all of the issued and outstanding equity interests of BPA. All of the Purchased Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Liens other than Liens arising under the Governing Documents and applicable securities Laws. All of the equity interests in each Company has been duly authorized, are validly issued, fully paid and non-assessable. BPA is the sole record and beneficial shareholder of Holdings. Holdings is the sole record and beneficial member of PVT, PVT is the sole record and beneficial shareholder of each of HMT and NeoPulse Holdings, and NeoPulse Holdings is the sole record and beneficial shareholder of NeoPulse, and the securities of each such Company is owned by the holder thereof free and clear of all Liens other than Liens arising under the Governing Documents and applicable securities Laws. None of the outstanding equity securities of any Company has been issued in violation of applicable securities laws or any other Applicable Law. There are no outstanding (i) securities of any Company convertible into or exchangeable for equity securities of any Company, or (ii) options, warrants or other rights to acquire from any Company or obligations of such Company to issue or sell, any equity securities or securities convertible into or exchangeable for equity securities of such Company, and there is no commitment by any Company to issue shares, subscriptions, options, warrants or other rights to acquire from any Company or obligations of such Company to issue or sell, any equity securities or securities convertible into or exchangeable for equity securities of such Company, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of any Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, call, convertible or exchangeable security or other such right. There are no outstanding or authorized stock appreciation dividend equivalent, dividend in kind, phantom stock, profit participation plans, or similar rights with respect to the capital stock of, or other equity or voting interests in, the Companies.

(b)   Other than the direct or indirect ownership of a Company by another Company as set forth in Section 2.2(a), no Company has any Subsidiaries, and no Company is a participant in any joint venture, partnership, or similar arrangement. There are no contractual obligations of any Company to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise) any other Person. No part of the Companies’ businesses is currently operated through any entities other than the Companies (other than pursuant to written contracts in the ordinary course of business).

(c)   All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of each Company have been undertaken in compliance with its Governing Documents then in effect and any agreement to which it then was a party and in compliance with Applicable Law.

(d)   There are no declared or accrued unpaid dividends or distributions with respect to any equity interests of any Company, nor shall any Company have any obligation to pay any dividends or distributions with respect to its equity interests.

Section 2.3          Authority and Enforceability. Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents, and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions have been duly authorized by all necessary action on the part of Seller and no other proceeding (including by its direct or indirect equityholders) on the part of Seller is necessary to authorize Seller’s execution of this Agreement or Seller’s consummation of the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes a valid, legal and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy and Equitable Exceptions”).

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Section 2.4          Financial Statements.

(a)   Attached as Section 2.4 to the Disclosure Schedule are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i)              the audited consolidated balance sheet of the Companies as of December 31, 2020 and the related audited consolidated statements of income and cash flows for the year ending on such date (collectively, the “Year-End Financial Statements”); and

(ii)            the unaudited consolidated balance sheet of the Companies as of June 30, 2021 (the “Latest Balance Sheet Date”) and the related statements of income and cash flows for the 6-month period ending on such date (collectively, the “Interim Financial Statements”).

(b)   Except as set forth in Section 2.4(b) of the Disclosure Schedule, the Financial Statements (i) have been prepared, in all material respects, in accordance with United States generally accepted accounting principles as in effect from time to time (“GAAP”) applied on a consistent basis throughout the periods covered thereby, except, in the case of the Interim Financial Statements, for the absence of footnotes and subject to normal year-end adjustments, which adjustments shall not be material individually or in the aggregate, and (ii) fairly present, in all material respects, the consolidated financial position of the Companies as of the dates thereof and the results of operations and changes in cash flows for the periods then ended (subject to, in the case of the Interim Financial Statements, the absence of footnotes and normal year-end adjustments, which adjustments shall not be material individually or in the aggregate). The Financial Statements have been prepared from, and are in accordance with, the books and records of the Companies.

Section 2.5          Books and Records; Controls. Seller has delivered to Buyer true, accurate and complete copies of the Governing Documents of each Company, as currently in effect. The minute books of each Company, true, accurate and complete copies of which have been delivered to Buyer, contain in all material respects accurate records of all meetings and resolutions or consents in lieu of meetings of its equity holders or board of directors (or similar governing body). The Books and Records, all of which have been made available to Buyer, are true, accurate and complete and represent actual, bona fide transactions and have been maintained in accordance with GAAP. The Companies, collectively, maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, and (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements.

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Section 2.6          Consents and Approvals; No Violations. Except as set forth on Section 2.6 of the Disclosure Schedule, neither the execution and delivery of the Transaction Documents by Seller or any Company nor the consummation or performance of any of the Contemplated Transactions by Seller or any Company shall, directly or indirectly (with or without notice or lapse of time): (a) breach (i) any provision of any of the Governing Documents of any Company or Seller or (ii) any resolution adopted by the board of directors (or similar governing body) or the equity holders of any Company; (b) breach or give any Governmental Entity or other Person the right to challenge any of the Contemplated Transactions or the performance by Seller or any Company of their respective obligations thereunder, or to exercise any remedy or obtain any relief under any Applicable Law or any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator (an “Order”) to which any Company or Seller or any of their respective assets may be subject; (c) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any permit that is held by any Company or Seller or that otherwise relates to the assets or the business of any of them; (d) result in a material violation or material breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Contract; or (e) result in the imposition or creation of any non-Tax-related Lien upon or with respect to any of the assets of the Companies. Except as set forth on Section 2.6 of the Disclosure Schedule, neither any Company nor Seller is required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of the Transaction Documents or the consummation or performance of any of the Contemplated Transactions. Neither Seller nor any Affiliate thereof has any claims, demands or causes of action of any kind against any Company, it being understood that neither Seller nor its Affiliates is waiving any right to make claims, demands or causes of action in the future seeking to enforce it rights under this Agreement.

Section 2.7          Material Contracts.(a) (a) Except as set forth in Section 2.7 of the Disclosure Schedule (collectively, the “Material Contracts”) and except for this Agreement and except for any Real Property Lease, as of the date hereof, no Company is a party to or bound by any:

(i)              partnership, joint venture, or other similar contract or arrangement, or any contract relating to the acquisition or disposition of any business or assets (whether by merger, sale of stock, sale of assets, or otherwise);

(ii)            contract for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis (other than at-will agreements that are cancellable without severance or penalty at any time);

(iii)          agreement or indenture relating to Funded Indebtedness or otherwise placing a Lien on any of the assets of the Companies;

(iv)           lease or agreement under which such Company is lessee of or holds or operates any property (other than real property), owned by any other party, except for any lease or agreement under which the aggregate annual rental payments do not exceed $25,000 and the term of which does not extend beyond twelve (12) months after the Closing;

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(v)             lease or agreement under which such Company is lessor of or permits any third party to hold or operate any property (other than real property), owned or controlled by such Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $25,000 and the term of which does not extend beyond twelve (12) months after the Closing;

(vi)           agreement, contract or commitment concerning non-competition, non-solicitation or non-disparagement, including any contract containing covenants that in any way purport limit the ability of any Company to engage in any line of business or to compete with any Person;

(vii)         collective bargaining agreement, labor contract or other written agreement, arrangement with any labor union or any employee organization;

(viii)       contract with customers pursuant to which any Company is obligated to deliver more than $50,000 of products or services after the date hereof;

(ix)           contract with any Governmental Entity;

(x)             contract that involved or involves performance of services or delivery of goods or materials by the Companies during the twelve months preceding or following the date of this Agreement of an amount or value in excess of $50,000 (other than purchase orders in the ordinary course of business);

(xi)           contract that was not entered into in the Ordinary Course of Business and that involved or involves expenditures or receipts of the Companies during the twelve months preceding or following the date of this Agreement in excess of $50,000;

(xii)         contract for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year from the date of this Agreement;

(xiii)       contract that provides for the payment or potential payment of any severance, retention, bonus, change in control or similar compensation;

(xiv)       contract under which any Company has advanced or loaned any other Person amounts, other than advances for otherwise reimbursable business expenses in the ordinary course of business and consistent with past practice;

(xv)         contract relating to any material indebtedness or otherwise placing a Lien on any of the assets of the Companies;

(xvi)       contract (however named) involving a sharing of profits, losses, costs or liabilities by any Company with any other Person;

(xvii)     contract for capital expenditures in excess of $50,000;

(xviii)    written guaranty and/or other similar undertaking with respect to contractual performance of third parties extended by any Company; and

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(xix)       contract entered into other than in the Ordinary Course of Business or that is material to the Companies as a whole that is not otherwise required to be listed on Section 2.7(a).

(b)   Except as set forth in Section 2.7(b)(i) of the Disclosure Schedule, each Material Contract is valid and binding on the Company party thereto and, to Seller’s Knowledge, on the other parties thereto and is in full force and effect, and is enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by general equitable principles. Except as set forth in Section 2.7(b)(ii) of the Disclosure Schedule, the Company party thereto, and, to Seller’s Knowledge, each of the other parties thereto has performed in all material respects all material obligations required to be performed by it under each Material Contract and is not in material breach thereof. True and correct copies of the Material Contracts have been delivered or made available to Buyer.

Section 2.8          No Undisclosed Liabilities; Absence of Changes.

(a)   Except (i) as set forth in Section 2.8(a) of the Disclosure Schedule or any other Schedule to this Agreement or as disclosed, set forth or reserved for in the Financial Statements, (ii) for liabilities incurred in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”) since the Latest Balance Sheet Date or (iii) for liabilities arising under executory obligations arising under any Contracts entered in the Ordinary Course of Business, no Company has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.

(b)   Except in connection with the transactions contemplated by this Agreement, during the period beginning on the Latest Balance Sheet Date and ending on the date hereof, each Company has conducted its business, in all material respects, in the Ordinary Course of Business and, except as set forth in Section 2.8(b) of the Disclosure Schedule, none of the following have occurred:

(i)              any Company Material Adverse Effect;

(ii)            any damage, destruction or other casualty loss (to the extent not covered by insurance) affecting the business or assets of the Companies in excess, in the aggregate for all such losses, of $50,000, or any material change in the amount or scope of insurance coverage;

(iii)          any material change in any method of accounting or accounting practice by such Company, except for any change required by reason of a change in GAAP;

(iv)           any (A) material increase in benefits payable under any existing severance or termination pay policies or (B) material increase in compensation, bonus or other benefits payable to managers, directors or officers of such Company, in each case, other than in the Ordinary Course of Business;

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(v)             any declaration or payment of any dividends or distributions with respect to equity securities of such Company or any redemption of any equity securities of such Company;

(vi)           any sale, lease or disposal of any of the assets of such Company outside the Ordinary Course of Business which assets have a value in excess of $50,000;

(vii)         any entry into any contract to undertake any capital expenditures in excess of $50,000, individually, or $100,000 in the aggregate, other than in the Ordinary Course of Business;

(viii)       any loss of employment of any key employee or group of employees or been notified that any such Person or group of Persons intends to terminate employment;

(ix)           any grant of (A) any increase in the base compensation of or (B) any bonus to, any of its directors, officers, and employees, in each case, outside the Ordinary Course of Business; or

(x)             any entry in any contract or agreement to do any of the foregoing.

Section 2.9          Litigation. Except as set forth in Section 2.9 of the Disclosure Schedule, as of the date hereof, (a) there is no suit, litigation, arbitration, claim, action, proceeding or investigation pending or, to Seller’s Knowledge, threatened against any Company before any Governmental Entity, and (b) no Company is subject to any material outstanding Order.

Section 2.10      Permits; Compliance with Laws.

(a)   Each Company has all material authorizations, approvals, orders, consents, licenses, certificates, permits, registrations and qualifications from each Governmental Entity necessary to permit the ownership of property and the conduct of business as presently conducted by such Company (collectively, the “Permits”), and all such Permits are valid and in full force and effect. Section 2.10(a) of the Disclosure Schedule contains a complete and accurate list of each Permit.

(b)   Except as set forth in Section 2.10 (b) of the Disclosure Schedule: (i) each Company is in material compliance with the Permits held by it and all applicable statutes, ordinances, Orders, rules and regulations promulgated by any Governmental Entity which apply to the conduct of such Company’s business; (ii) no Company is subject to any Order with respect to any aspect of its business, affairs, properties or assets, and has not, as of the date hereof, received any written or, to the Knowledge of the Company, oral notice or other communication of any actual, alleged, possible or potential violation of, or failure to comply with, any Applicable Law from any Governmental Entity or the institution of any civil, criminal or administrative action, suit, proceeding or investigation from any Governmental Entity, with respect to any aspect of the business, affairs, properties or assets of such Company; and (iii) to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a material violation by any Company or any officer, director, manager or employee of any Company of, or a failure of any Company or any officer, director, manager or employee of any Company to comply, in any material respect, with, any Applicable Law.

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(c)   Except as set forth in Section 2.10 (c) of the Disclosure Schedule, the Companies have not, and, to the Knowledge of the Company, no officer, director or manager of any Company acting on such Company’s behalf has, (i) received any rebates, payments, commissions, promotional allowances or any other economic benefits from any customer or supplier of any Company or (ii) given or agreed to give any money, gift, bribe, kickback or similar benefit to any customer or supplier of any Company, any official or employee of any Governmental Entity, or any political party or candidate for office, in each case, which would constitute a violation of any anticorruption, anti-bribery or similar Laws by any Company.

Section 2.11      Accounts Receivable; Accounts Payable.

(a)   All accounts receivable that are reflected on the balance sheet included in the Interim Financial Statements or on the accounting records of the Companies as of the date hereof represent valid obligations arising from sales actually made or services actually performed by the Companies in the Ordinary Course of Business and are current and fully collectible (calculated in a manner consistent with GAAP). There is no contest, claim, defense or right of setoff under any contract with any account debtor of an account receivable relating to the amount or validity of such account receivable. No account debtor (i) has refused or threatened in writing to refuse to pay its obligations for any reason, or (ii) to the Company’s Knowledge, is insolvent or bankrupt.

(b)   All accounts payable that are reflected on the balance sheet included in the Interim Financial Statements or on the accounting records of the Companies as of the date hereof represent valid obligations arising from purchases or commitments actually made by the Companies in the Ordinary Course of Business and are current and payable in accordance with their terms net of the respective reserves shown on the balance sheet included in the Interim Financial Statements. There is no contest, claim, defense or right of setoff under any contract with any obligee of an account payable relating to the amount or validity of such accounts payable.

Section 2.12      Employee Plans.

(a)   Section 2.12(a) of the Disclosure Schedule contains a true and complete list, with respect to each Company, of (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and (ii) any other pension plans or employee benefit agreements, arrangements, programs or payroll practices (including severance pay, other termination benefits or compensation, vacation pay, salary, company awards, stock option, stock purchase, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance and life insurance) whether funded or unfunded, written or oral, qualified or nonqualified, whether or not tax-qualified or subject to ERISA, for the benefit of any present or former employee, consultant, manager or director of such Company with respect to which such Company would be reasonably expected to have any liability (together, the “Company Employee Plans”).

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(b)   Seller has made available to Buyer an accurate, current, and complete copy of each of the Company Employee Plans and related material plan documents (including, to the extent applicable, trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and summary of material modifications), or where any Company Employee Plan has not been reduced to writing, a written summary of each Company Employee Plan’s terms, and have, to the extent applicable, made available copies of the Form 5500 reports (including all applicable schedules) filed for the last three (3) plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code is the subject of a favorable and current determination letter or opinion letter from the IRS. Seller has also made available to Buyer the most recent IRS determination, notification, advisory, or opinion letter, if any, issued with respect to each such Company Employee Plan, and, nothing has occurred since September 6, 2019 that could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.

(c)   None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by Applicable Law. Since September 6, 2019, there has been no non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan. Since September 6, 2019, each Company Employee Plan has been administered, in all material respects, in accordance with its terms and in compliance with the requirements prescribed by any and all applicable statutes, rules and regulations (including ERISA and the Code), and all reporting requirements have been satisfied in all material respects. Since September 6, 2019, all contributions required to be made by any Company to any Company Employee Plan have been made on or before their due dates. No suit, administrative proceeding, action or other litigation has been brought or is pending, or, to the Knowledge of Seller, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS, United States Department of Labor, or any other Governmental Entity, other than requests for payments in the ordinary course or requests for qualified domestic relations orders.

(d)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, by themselves or in conjunction with any other agreements of the Companies in effect to Closing will (i) entitle any current or former employee, manager, director or other service provider of any Company to severance benefits or any other payment by any Company, except as expressly provided in this Agreement or in Section 2.12(d) of the Disclosure Schedule, (ii) increase any benefits otherwise payable by any Company or (iii) accelerate the time of payment or vesting of any benefit, or increase the amount of compensation due any such employee, manager, director or service provider by any Company, except as provided in this Agreement or in Section 2.12(d) of the Disclosure Schedule.

(e)   Each Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer.

(f)    No Company maintains, sponsors, participates in or contributes to, nor, since September 6, 2019, has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code.

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(g)   Since September 6, 2019, no Company is a party to, or has made any contribution to or otherwise incurred any obligation to contribute to, any “multi-employer plan” as defined in Section 3(37) of ERISA.

(h)   Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby will result in the receipt or retention by any Person who could be a “disqualified individual” (within the meaning of Code Section 280G) of any payment or benefit that is a “parachute payment” (within the meaning of Code Section 280G). No Company is obligated to make reimbursement or gross-up payments to any Person in respect of “excess parachute payments” as such term is described under Section 280G of the Code.

(i)    Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) that is subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code and applicable IRS guidance. No Company has any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(j)    Notwithstanding anything to the contrary contained herein, the representations and warranties in this Section 2.12 are the sole and exclusive representations and warranties of Seller concerning employee benefits matters.

Section 2.13      Prohibited Payments.

(a)   No Company, no Representative of a Company and no other Person acting on behalf of any of the foregoing (including through one or more intermediaries such as a consultant or other third party) has: (i) made, paid or received any bribes, kickbacks or other similar payments to or from any Person; (ii) made or paid any contributions, directly or indirectly, in exchange directly or indirectly for business or business opportunities; (iii) made any payment directly or indirectly, in exchange directly or indirectly for business or business opportunities; or (iv) agreed to do any of the foregoing in the immediately foregoing clauses (i) through (iii). The internal accounting controls of each Company are adequate to detect any of the foregoing.

(b)   No Company or any of Representative of a Company, in carrying out or representing the business of the Companies anywhere in the world, has violated the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, or the anti-corruption laws of any other jurisdiction whether the Companies’ businesses are carried on.

Section 2.14      Environmental, Health, and Safety Matters.

(a)   The business of each Company is, and at all times has been, conducted and operated in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller nor the Companies have any reasonable basis to expect, nor has any of them received, any actual or, to Seller’s Knowledge, threatened Order, notice or other communication of any actual or potential violation or failure by any Company to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to the operations, property or assets of the Companies, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by any Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

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(b)   There are no pending, threatened in writing or, to the Knowledge of Seller or the Companies, otherwise threatened claims, Liens, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any operations, property or assets of any Company.

(c)   No Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including any Hazardous Material, or owned or operated any property or facility so as to give rise to any Environmental, Health and Safety Liabilities.

(d)   No property of a Company or facility in which any Company operates its business contains a Hazardous Material in a quality or concentration which exceeds an applicable soil, groundwater or other environmental, health or safety criterion or standard published or enacted by a Governmental Entity having jurisdiction over the facilities or other assets of such Company or which could result in Environmental, Health, and Safety Liabilities.

Section 2.15      Intellectual Property.

(a)   The Companies own or have the valid right or license to all Company IP Rights. The Company IP Rights constitute all of the Intellectual Property used in and necessary to the conduct of the business of the Companies as currently conducted.

(b)   No Company has transferred ownership of any material Intellectual Property that is or was Company-Owned IP Rights, to any third party, or knowingly permitted the Company’s rights in any Intellectual Property that is or was Company-Owned IP Rights to enter the public domain.

(c)   The Companies, collectively, own and have good title to each item of Company-Owned IP Rights and each item of Company Registered Intellectual Property, free and clear of any Liens (other than Permitted Liens).

(d)   Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company-Owned IP Right, or impair the right of any Company or Buyer to use, possess, sell or license any Company-Owned IP Right or portion thereof.

(e)   Section 2.15(e) of the Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all Company Registered Intellectual Property with sufficient identifying information.

(f)    Each item of Company Registered Intellectual Property is subsisting and all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the applicable Company’s ownership interests therein.

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(g)   No Company is, nor shall be as a result of the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, in material breach of any contract licensing Intellectual Property to any Company (the “Company IP Rights Agreements”) and the consummation of the Contemplated Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Company IP Rights Agreements, or give any non-Company party to any Company IP Rights Agreement the right to do any of the foregoing. Section 2.15(g) of the Disclosure Schedule contains a complete, true and accurate list of all material Company IP Rights Agreements (other than generally commercially available, off the shelf software programs licensed pursuant to a shirk wrap or “click to accept” agreements).

(h)   No Company has granted any third-party exclusive rights to or under any Company-Owned IP Rights or granted any third party the right to sublicense any Company-Owned IP Rights.

(i)    Except as described on Section 2.15(i) of the Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by any Company to any Person (other than (i) generally commercially available, off the shelf software programs licensed pursuant to a shirk wrap or “click to accept” agreements and (ii) salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company IP Rights by the Company.

(j)    To the Knowledge of Seller, there is no unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights by any third party, including any employee or former employee of any Company. The Company has not brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Company IP Rights Agreement.

(k)   No Company has been sued in any suit, action or proceeding (or received any written notice or, to the knowledge of the Company, threat) which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of any Company to own any Intellectual Property right.

(l)    To the Knowledge of Seller, the operation of the business of the Company as such business is currently conducted, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) a Company’s use of any product, device or process used in the business of such Company, has not and does not infringe or misappropriate the Intellectual Property of any third party and does not constitute unfair competition under the laws of any jurisdiction and there is no material basis for such a claim.

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(m) None of the Company-Owned IP Rights, the Company Products, or any Company is subject to any outstanding Order or stipulation (A) restricting in any manner the use, transfer, or licensing by such Company of any Company-Owned IP Right or any Company Product, or (B) restricting the conduct of the business of such Company in order to accommodate Intellectual Property Rights of third parties.

(n)   The Companies have secured from all Persons who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company-Owned IP Rights and Company Registered Intellectual Property unencumbered and unrestricted exclusive ownership of, all such third party’s Intellectual Property in such contribution that the Companies do not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, the Companies have obtained assignment agreements from all current and former employees and consultants of the Companies that were involved in the development of any Company IP Rights.

(o)   The Companies have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential information of the Companies or provided by any third party to the Companies, including, but not limited to, trade secrets (“Confidential Information”). All current and former employees and consultants of the Companies having access to Confidential Information or proprietary information of any of their respective customers or business partners have executed and delivered to the applicable Company an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of such Company’s customers and business partners, to the extent required by such customers and business partners).

(p)   The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems owned, leased or licensed by the Companies (collectively, the “Company Systems”) in the conduct of the business of the Companies, as currently conducted, are sufficient for the immediate and reasonably anticipated needs of the Companies.

(q)   The Companies has complied with all applicable Laws relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Companies or by third parties having authorized access to the records of the Companies. The Companies have not received a complaint regarding the Companies’ collection, use or disclosure of personally identifiable information.

Section 2.16      Labor Matters. Each Company is, and since September 6, 2019 has been, in material compliance with all Laws applicable to it respecting employment and employment practices, including all laws concerning equal employment opportunity, nondiscrimination, leaves and absences, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing, and has not engaged, and is not, in any material respect, engaging, in any unfair labor practice with respect to employees of such Company. No Company is party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Except as set forth in Section 2.16 of the Disclosure Schedule, as of the date hereof, (i) there is no union organizing effort pending, or to the Knowledge of Seller, threatened with respect to the employees of any Company; (ii) no complaint against any Company is pending before the National Labor Relations Board, or to the Knowledge of Seller, has been threatened; (iii) there is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Seller, threatened against or involving any Company; (iv) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement with respect to employees of any Company is pending, and no unresolved claim therefor has been asserted; and (v) there are no material labor or employment claims or proceedings pending between any Company and any of such applicable entity’s employees. To the Knowledge of Seller, no executive, key employee or group of employees has any plans to terminate employment with any Company.

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Section 2.17      Insurance. Set forth in Section 2.17 of the Disclosure Schedule is a complete and accurate list of all material insurance policies (the “Insurance Policies”) maintained by each Company as of the date hereof. Each Insurance Policy is in full force and effect, and no Company is in default with respect to its obligations under any such Insurance Policies. There is no claim by any Company pending under any of such Insurance Policies as to which coverage has been denied or, to the Knowledge of Seller, questioned or disputed by the issuers or underwriters of any of the Insurance Policies. Except as set forth in Section 2.17(b) of the Disclosure Schedule, all premiums due and payable under the Insurance Policies have been paid, and no Company has any liability for any retrospective premium adjustment, audit premium adjustment, experience-based liability or loss sharing cost adjustment under any of the Insurance Policies. The insurance coverage of the Company under the Insurance Policies is customary for business entities of similar size engaged in similar lines of business. The Company has not received any written notice regarding any (i) cancellation or invalidation of any Insurance Policy, (ii) refusal of any coverage or rejection of any material claim under any Insurance Policy or (iii) material adjustment in the amount of premiums payable with respect to any Insurance Policy. The Companies do not have any self-insurance programs.

Section 2.18      Tax Matters. Except as disclosed in Section 2.18 of the Disclosure Schedule, all of the following representations and warranties are true and correct as of the date of this Agreement.

(a)   All income and other material Tax Returns required to be filed with respect to each Company have been prepared and timely filed with the appropriate Tax Authority and all such Tax Returns are true and accurate in all material respects.

(b)   All Taxes due and payable by or with respect to each Company have been timely paid by such Company.

(c)   Each Company has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor or other third party and complied with all information reporting and backup withholding provisions of Applicable Laws in all material respects.

(d)   There is no action, suit, proceeding, or audit or claim for refund in progress, pending or, to the Knowledge of Seller, threatened against or with respect to any Company regarding Taxes.

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(e)   No deficiency or proposed adjustment which has not been settled or otherwise resolved for any material amount of Taxes has been asserted or assessed in writing against any Company.

(f)    No extensions of waivers of statutes of limitations (other than pursuant to an extension of time to file Tax Returns obtained in the ordinary course and consistent with past practice) have been given or requested with respect to any Taxes of the Companies which extension is in effect as of the Closing Date.

(g)   The amount of the Companies’ liability for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements.

(h)   No Company is a party to any Tax indemnity, tax sharing, or tax allocation agreement (other than agreement a primary purpose of which is not related to Taxes).

(i)    No jurisdiction in which the Companies do not currently file Tax Returns has made a claim that such Company is required to file a Tax Return for such jurisdiction or that such Company is or may be subject to Tax by such jurisdiction.

(j)    No Company has been a member of an affiliated group (as defined in Section 1504 of the Code) for Tax purposes (other than a group the common parent of which was BPA), filed or been included in a combined, consolidated or unitary income Tax Return.

(k)   No Company has participated in any listed transaction as contemplated in Treasury Regulations Section 1.6011-4(b)(2).

(l)    No Company has been either a “distributing corporation” or a “controlled corporation,” within the meaning of Section 355 of the Code, in a distribution of stock intended to qualify in whole or in part for tax-free treatment under Section 355 or 361 of the Code within the last five (5) years.

(m) The United States federal and applicable state income tax classification of each Company is set forth on Section 2.18(m) of the Disclosure Schedule.

Notwithstanding anything to the contrary contained herein, the representations and warranties in this Section 2.18 are the sole and exclusive representations and warranties of Seller concerning Tax matters. None of the representations set forth in this Section 2.18 shall be interpreted as providing any representation, warranty or other assurance regarding (i) the existence, amount, value, condition, expiration date or limitations of on (or availability of) of any Tax assets or Tax attributes (including any Tax loss carryforward, the Tax basis of any asset, net operating loss, Tax credit or any Tax method of accounting) of any Company or the ability of Buyer or any of its Affiliates (including, on or after the Closing Date, the Companies) to utilize such Tax assets or Tax attributes for any taxable period (or portion thereof) beginning after the Closing Date or (ii) any Tax position that the Buyer or any of its Affiliates (including, on or after the Closing Date, the Companies) may take in respect of any taxable period (or portion thereof) beginning after the Closing Date. Notwithstanding any provision of this Agreement to the contrary, no representations or warranties shall apply to any taxable period (or portion thereof) beginning after the Closing Date.

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Section 2.19      Brokers. Except as set forth in Section 2.19 of the Disclosure Schedule, no broker, finder or investment banker or similar party is entitled to any broker’s, finder’s or investment banker’s fee or commission, or similar compensation, in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller or any Company.

Section 2.20      Real and Personal Property.

(a)   Owned Real Properties. No Company owns any real property nor is any Company contractually obligated to purchase any real property.

(b)   Leased Real Properties.

(i)              Section 2.20(b)(i) of the Disclosure Schedule sets forth all leases of real property (“Leased Real Property”) pursuant to which any Company is a party (whether as lessee or lessor) as of the date hereof (each a “Real Property Lease,” and collectively the “Real Property Leases”).

(ii)            Each Real Property Lease is valid, binding and enforceable in accordance with its terms. No Company is in breach of or in default of its obligations under any such Real Property Lease, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder and no such Real Property Lease is subject to any Lien or other restriction that substantially impairs the use of the Facilities to which it relates.

(iii)          Except as set forth in Section 2.20(b)(iii) of the Disclosure Schedule, each Company party thereto and, to Seller’s Knowledge, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Real Property Lease. The Companies’ use of the Leased Real Property is and has been in compliance with all applicable building, zoning, subdivision, and other Applicable Laws. No Company has received notice of any, and, to the Knowledge of Seller, there is no threatened, eminent domain proceeding or proceeding to change or redefine the zoning classification with respect to the Facilities.

(iv)           The Facilities are being used for the purpose set out in their respective Real Property Lease and are sufficient for the conduct of the Companies’ business as it is being conducted as of the date hereof. All Facilities are supplied with utilities (including water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated. All buildings, structures and appurtenances comprising any part of the Facilities that are currently being used in the conduct of the Companies’ business are in satisfactory condition and have been well maintained, normal wear and tear excepted.

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(v)             No notice or agreement to terminate any Real Property Lease has been served on any Company, or to the Knowledge of Seller, entered into by any other Persons with respect thereto.

(c)   Personal Property. Each of the Companies has good and valid title or, in the case of leased assets, a valid leasehold interest or lease agreement, free and clear of all Liens, to all of the material tangible and intangible personal property and assets used by such Company except for properties and assets disposed of in the Ordinary Course of Business since the Latest Balance Sheet Date. Each Company owns or has the exclusive right to use all of the tangible personal properties and assets necessary for the operation of such Company or the conduct of the business as conducted in the twelve (12) months prior to the date hereof and all such tangible person property is in the possession or control of the Companies. All of the tangible personal property used by each Company is (subject to ordinary wear and tear): (i) in good repair, (ii) in good operating condition and (iii) suitable for immediate use in the Ordinary Course of Business. All items of tangible personal property have been maintained in accordance with normal industry practice.

Section 2.21      Customers and Suppliers.

(a)   Section 2.21(a)(i) of the Disclosure Schedule sets forth a list of the Companies’ customers accounting for more than 1% of the aggregate revenue of the Companies for the calendar year ending December 31, 2020 and the aggregate revenue of the Companies associated with each such customer during such period. Except as set forth on Section 2.21(a)(ii) of the Disclosure Schedule, since December 31, 2020, no such customer has delivered to any Company written notice, and to the Knowledge of the Company, there is no reason to believe that (A) any customer intends to terminate or materially reduce its relationship with the applicable Company, (B) any customer has disputed pricing terms or conditions (other than disputes in the ordinary course of business), (C) any customer has disclosed a material change in the volume of goods or services to be delivered or (D) any customer will reduce prices it pays, change its purchasing methodology or otherwise take any action or omit to take any action that would have a materially adverse effect on the applicable Company.

(b)   Section 2.21(b)(i) of the Disclosure Schedule sets forth a list of the Companies’ top ten (10) suppliers based on the Companies’ aggregate expenditures for the calendar year ending December 31, 2020 and the aggregate expenditures associated with each such supplier during such period. Except as set forth on Section 2.21(b)(ii) of the Disclosure Schedule, since December 31, 2020, no such supplier has delivered to any Company written notice of cancellation or termination of, or otherwise threatened in writing, and, to the Knowledge of the Company, there is no reason to believe that, that any Company supplier (A) intends to cease to supply goods or services to the applicable Company or to otherwise terminate or materially reduce its relationship with the applicable Company, (B) intends to discontinue, modify or substitute any services, software, goods or products (or component thereof) material to carry out the business of the applicable Company as currently conducted, (C) intends to change or otherwise modify its pricing terms in any material respect or (D) intends to increase prices it charges or otherwise take any action or omit to take any action that would have a materially adverse effect on the applicable Company.

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Section 2.22

Transactions with Affiliates. Except as set forth in Section 2.22 of the Disclosure Schedule, none of Seller, any Affiliate of Seller, any officer, director, or Affiliate of any Company (other than any other Company) or any individual in any such officer’s, or director’s immediate family is a party to any material agreement, contract, commitment or transaction with any Company (other than Company Employee Plans and any agreement, contract, commitment or transaction which is not substantially less favorable to such Company as would be obtained by such Company at the time in a comparable arm’s-length transaction with a Person not affiliated with such Company) or has any material interest in any material property used by any Company.

Section 2.23      Inventory.

Except as set forth on of the Section 2.23 of Disclosure Schedule, (a) all Inventory consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established; (b) all Inventory is owned by the Companies free and clear of any Liens (other than Permitted Liens); and (c) no Inventory is held on a consignment basis. All Inventory is merchantable and fit for the purpose for which it was procured or manufactured, is not damaged, is not beyond its stated expiration date, and consists of a quantity and quality usable and saleable at prevailing market prices as of the date hereof. The quantities of each item of Inventory are not excessive but are reasonable in the present circumstances of the Companies consistent with GAAP.

Section 2.24      Nucleus Escrow Fund. The amount of the Nucleus Escrow Fund comprises the full amount of the deferred purchase consideration required to be paid by any of the Companies to Nucleus ProVets, LLC from and after the Closing pursuant to the Nucleus Purchase Agreement.

Section 2.25      Switalis-developed Small Animal Business Specific Technology. No “Switalis-developed Small Animal Business specific technology” (as such term is defined in that certain Share Purchase Agreement dated December 18, 2020 among Ralph Brinkmann and NeoPulse Acquisition concerning the sale and purchase of all shares in NeoPulse (the “NeoPulse Purchase Agreement”)) is or has been used or incorporated into any products of the Companies sold by the Companies prior to the Closing. None of the Companies is, nor will they be required in the future, to make any earn-out payments to Ralph Brinkman under the NeoPulse Purchase Agreement (including pursuant to Annex 2.2.1 thereto) as a result of the operations of the Companies prior to the Closing.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 3.1          Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not be reasonably expected to prevent or materially delay the consummation of the Stock Purchase.

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Section 3.2          Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and no other proceeding (including by its direct or indirect equityholders) on the part of Buyer is necessary to authorize Buyer’s execution of this Agreement or Buyer’s consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes a valid, legal and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to the applicable Bankruptcy and Equitable Exceptions.

Section 3.3          Consents and Approvals; No Violations. No material filing with or material notice to, and no material permit, authorization, consent or approval of, or material Order of, any Governmental Entity is necessary for the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the Contemplated Transactions, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Stock Purchase. Neither the execution, delivery and performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate or articles of incorporation or bylaws (or similar governing documents) of Buyer, (b) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or (c) result in a material violation of Law, except, in the case of clauses (b) and (c) above, for violations which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Stock Purchase.

Section 3.4          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or investment banker’s fee or commission payable by Seller or any of its Affiliates (other than the Companies) in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer or any of its Affiliates.

Section 3.5          Litigation. Buyer is not a party to any litigation or, to Buyer’s Knowledge, threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 3.6          Acknowledgement by Buyer. Buyer acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Companies. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Companies set forth in this Agreement and the other Transaction Documents.

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Section 3.7

Solvency. Assuming each of the representations and warranties of Seller contained herein are true and correct in all material respects, Buyer and the Companies will be solvent as of immediately following the Closing for all purposes under federal bankruptcy and applicable fraudulent transfer and fraudulent conveyance Laws.

Section 3.8          Investment Purpose. Buyer is acquiring the Purchased Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the offering and sale to Buyer of the Purchased Shares are not registered under the Securities Act of 1933, as amended, or any state securities Laws, and that the Purchased Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities Laws, as applicable. Buyer is able to bear the economic risk of holding the Purchased Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment contemplated hereby.

Section 3.9          R&W Insurance Policy. Buyer has obtained a R&W Insurance Policy on or prior to the date hereof, a copy of which is attached hereto as Exhibit A, which is in full force and effect at the Closing.

ARTICLE 4
COVENANTS

Section 4.1          Tax Matters.

The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date:

(a)   Responsibility for Filing Tax Returns.

(i)              Seller (at the sole cost and expense of the Companies) shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Companies for any Pre-Closing Tax Period (other than a Straddle Period) (collectively, the “Company Returns”). All such Company Returns shall be prepared and filed in a manner consistent with the past practice of the Companies unless otherwise required by Applicable Law. Seller shall submit each of the Company Returns to Buyer at least thirty (30) days (in the case of an income Company Return and a reasonable amount of time in the case of other Company Returns) prior to the due date (taking into account any extensions) and Buyer shall have the right to review and comment on such Company Returns for a period of fifteen (15) days (in the case of an income Company Return and a reasonable amount of time in the case of other Company Returns) and Seller shall consider in good faith all comments from Buyer on such Company Returns to the extent such comments are consistent with the standard set forth in the previous sentence.

(ii)            Buyer (at the sole cost and expense of Buyer) shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Companies for any Straddle Period (the “Buyer Returns”). All such Buyer Returns shall be prepared and filed in a manner consistent with the past practice of the Companies, unless otherwise required by Applicable Law. Buyer shall submit each of the Buyer Returns to Seller at least thirty (30) days (in the case of an income Buyer Return and a reasonable amount of time in the case of other Buyer Returns) prior to the due date (taking into account any extensions) and Seller shall have the right to review and comment on such Buyer Returns for a period of fifteen (15) days (in the case of an income Buyer Return and a reasonable amount of time in the case of other Buyer Returns) and Buyer shall consider in good faith all comments from Seller on such Buyer Returns (or any amended Buyer Return if any comments to such Buyer Returns are not resolved prior to the due date taking into account extensions) to the extent such comments are consistent with the standard set forth in the previous sentence.

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(iii)          Subject to Section 4.1(b), no amended Tax Returns for any Company for a Pre-Closing Tax Period or Straddle Period shall be filed without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)             Tax Refunds. Except for any Tax refunds from the carryback of any item of loss or deduction generated in a Post-Closing Tax Period, Seller shall be entitled to any Tax refunds or credits (including any Tax refunds attributable to the carryback of items under Section 4.1(e) below) that are received by Buyer or any Company, attributable to Taxes paid by any Company with respect to any Pre-Closing Tax Period, including refunds that are realized as a result of the use or carryback of the Transaction Tax Deductions, including through reducing an estimated quarterly payment. Buyer shall pay over (or caused to be paid over) to Seller any such refund, credit or lowering of an estimated quarterly payment within thirty (30) calendar days after receipt of such refund or credit. Buyer shall cooperate with Seller in obtaining such refunds or credits, including through the filing of amended Tax Returns or refund claims. To the maximum extent permitted by Law, any such refunds will be claimed in cash rather than as a credit against future Tax liabilities.

(c)             Carrybacks.  In connection with the preparation of the Company Returns under Section 4.1(a), Buyer and Seller agree that the Companies shall cause the Taxable period of the Companies to close on the Closing Date to the maximum extent permitted by Law and elect to carry back any item of loss, deduction or credit from the Taxable period ending on the Closing Date, including as a result of Transaction Tax Deductions, to prior Taxable years to the fullest extent permitted by Law using any available short-form or accelerated procedures (including filing IRS Form 1139) and obtain any Tax refunds related thereto. Seller (at the sole cost and expense of the Companies) shall prepare any elections and Tax Returns required to effect any available carryback described in this Section 4.1(c) and any such elections and Tax Returns shall be treated as a Company Return under Section 4.1(a).

(d)             Transaction Tax Deductions. Buyer shall be a “C corporation” for purposes of the Code, and Buyer shall cause the Companies to (i) join Buyer’s “consolidated group” (within the meaning of Treasury Regulation Section 1.1502-1(h)) effective as of the beginning of the date following the Closing Date and (ii) to the extent permitted by applicable Law, treat the Closing Date as the last date of a Taxable period of the Companies, and the Companies and Buyer (to the extent applicable) shall make a timely election to apply Rev. Proc. 2011-29 with respect any success based fees within the scope of such Rev. Proc. paid by the Companies. Seller and Buyer agree: (x) to treat all deductible items with respect to the Transaction Tax Deductions that accrue on or prior to the Closing Date as being deductible by the Companies on the Closing Date and not to utilize the “next day rule” in Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local or non-U.S. Law) with respect to such deductions; and (y) that no election shall be made by any Party under Treasury Regulations Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. Law) to ratably allocate items incurred by the Companies.

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(e)             Additional Payment for Transaction Tax Deductions. To the extent any Transaction Tax Deduction is properly deductible in a Taxable period commencing after the Closing Date (i.e., not deductible in the Pre-Closing Tax Period ending on the Closing Date), Buyer shall pay to Seller the amount of any reduction in the Tax liability of Buyer or any Company (or of any affiliated, consolidated or combined group of which such entity is a member for Income Tax purposes) for any period (or portion thereof) ending on or before the fifth (5th) anniversary of the Closing Date determined by calculating the amount of Tax due and payable without utilization of the Transaction Tax Deduction less the amount of Tax due and payable after utilization of the Transaction Tax Deduction (“Post-Closing Tax Benefit”), including (for the avoidance of doubt) Post-Closing Tax Benefits for quarterly periods based on a reduction of estimated Tax payments. Any Tax Return (including any estimated Tax Return or quarterly estimated payment) that includes any Transaction Tax Deduction shall be provided to Seller by Buyer prior to its filing, together with Buyer’s calculation of the Post-Closing Tax Benefit, and any supporting information reasonably requested by Seller in connection therewith. Post-Closing Tax Benefits shall be paid to Seller no later than thirty (30) days following the filing of any Tax Return that includes a Transaction Tax Deduction.

(f)    Allocation of Straddle Period Taxes. For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period (including refunds of, or credits attributable to, such Taxes), the Parties shall, to the extent permitted or required under Applicable Laws, treat the Closing Date as the last day of the Taxable period of each Company for all Tax purposes. In any case where Applicable Laws do not permit a Company to treat the Closing Date as the last day of the Taxable period, the amount of Taxes that are allocable to the portion of the Straddle Period ending on and including the Closing Date shall be:

(i)              in the case of Taxes imposed on a periodic basis with respect to the business or assets of any Company (such as ad valorem and property Taxes) the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period; and

(ii)            in the case of Taxes that are based upon or related to income, gross or net sales, payments or receipts (including any Income Taxes), deemed equal to the amount that would be payable if the Taxable period ended on the Closing Date.

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(g)   Cooperation on Tax Matters. Buyer, each Company, and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 4.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include (i) signing Tax Returns, (ii) written notification of any audit, litigation or other proceeding with respect to Taxes within thirty (30) days of the initiation of such audit, litigation or other proceeding, and (iii) the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller, Buyer, and each Company agree (A) to retain all books and records with respect to Tax matters pertinent to each Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (B) to give the other Party reasonable written notice (but not less than 10 days) prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer and each Company or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(h)   Post-Closing Restrictions. Unless required by Applicable Law, without the prior written consent of Seller, Buyer shall not (and shall not permit any Affiliate of the Buyer, including any Company) in respect of any Pre-Closing Tax Period or Straddle Period of any Company: (i) make, revoke or amend any election relating to Taxes, (ii) carryback any Tax attribute arising in any period after the Closing Date to any period or portion of any period ending prior to the Closing Date, (iii) file any Tax Return for a Taxable period ending before the Closing Date in a jurisdiction where such Company has not previously filed a Tax Return, (iv) amend, modify, revoke or otherwise refile, or cause to be amended, modified, revoked or otherwise refiled, any Tax Returns, (v) extend or waive any statute of limitations or other period for the assessment of any Tax or deficiency, (vi) enter into any closing or similar agreement, (vii) settle or compromise any Tax claim or assessment, (viii) change any method of accounting with respect to Taxes, (ix) surrender any right to claim a refund of Taxes, (x) initiate discussions or examination with any Governmental Entity with respect to Taxes, (xi) make any voluntary disclosure or similar filings involving Taxes or Tax Returns, or (xii) take any other action after the Closing that could reasonably be expected to result in any increase in Tax liability (or a reduction in a Tax refund or credit) in respect of a Pre-Closing Tax Period or Straddle Period of any Company. None of Buyer, any Company or any of their respective Affiliates shall make any election under Section 338 or 336(e) of the Code (or any similar provision under state, local or foreign Law) with respect to the transactions contemplated by this Agreement.

(i)    Tax Claims.

(i)              Notwithstanding anything in this Agreement to the contrary, after the Closing Date, Buyer agrees to give written notice to Seller of the receipt of any written notice by Buyer or any of its Affiliates which involves the assertion of any claim or the commencement of any audit or proceeding involving Taxes in respect of which indemnity may be sought pursuant to this Agreement (collectively, a “Tax Claim”) promptly (but in any event within ten (10) business days) after such receipt of such written notice; provided, however, that the failure to give such prompt notice (including any failure to meet such ten (10) business day deadline) shall not affect the indemnification obligations of the Seller under this Agreement except to the extent the Seller is actually prejudiced thereby. Such notice shall contain factual information describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Entity in respect of any such asserted Tax liability.

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(ii)            Buyer shall, at its sole cost and expense, assume control of the defense of any such Tax Claim. Buyer shall keep Seller reasonably informed of all material developments of such Tax Claim, and consult with Seller upon Seller’s reasonable request for such consultation from time to time with respect to such Tax Claim. Seller may participate in the conduct of such Tax Claim at its own cost and expense, and Buyer shall not resolve a Tax Claim without Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. In the event of any conflict between the provisions of this Section 4.1(i) and Section 5.3 with respect to the procedures applicable to any claim, audit, or proceeding with respect to any Tax liability of the Company, the provisions of this Section 4.1(i) shall control.

Section 4.2          Further Assurances. If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall cooperate reasonably with each other to take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

Section 4.3          Preservation of Records; Cooperation.

(a)   For a period of seven (7) years after the Closing Date, Buyer shall preserve and retain all accounting and auditing books and records of the Companies (and any material documents relating to any material governmental or non-governmental proceeding) relating to the conduct of the business and operations of the Companies prior to the Closing Date.

(b)   Each Party agrees to reasonably cooperate with the other Party, and to cause its Subsidiaries and successors to do so, in the preparation for and prosecution of the defense of any claim, action or cause of action arising out of or relating to any fact, situation, circumstance, status, condition or transaction on or prior to the Closing Date involving any Company or its business. Such cooperation shall include providing access to the books and records of the cooperating party relating to any such claim, action or cause of action and making available evidence within the cooperating party’s control and persons needed as witnesses employed by the cooperating party, as reasonably needed for such defense. Except as provided in ARTICLE 5, the requesting party shall reimburse the cooperating party for its actual out-of-pocket costs relating to its cooperation under this Section 4.3(b). Such requested cooperation shall not require the disclosure of any information that is subject to any confidentiality obligations or legal requirements prohibiting the disclosure thereof or any attorney-client privilege.

Section 4.4          Public Announcements; Confidentiality.

(a)   The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the general public shall be mutually agreed upon in advance by Seller and Buyer (such agreement not to be unreasonably withheld or delayed by either Party); provided that any Party may, after consultation with the other Parties, make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law, including the rules and regulations promulgated by the Securities and Exchange Commission and the rules of any stock exchange or similar self-regulatory organization, it being understood and agreed that any such disclosing Party shall promptly provide the other Parties hereto with copies of any such announcement.

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(b)   Seller shall, and shall cause its Affiliates to, hold in confidence (and not disclose or provide access to any other Person) and not use, any and all confidential or proprietary information, whether written or oral, concerning any Company, except to the extent that such information: (i) is generally available to and known by the public through no fault of Seller or any of its Affiliates; or (ii) was lawfully acquired by Seller or any of its Affiliates from and after the Closing from sources unrelated to Buyer or any Company which are not known to Seller to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel is legally required to be disclosed; provided, however, that Seller shall promptly notify Buyer in writing so that Buyer shall be able to seek to obtain (at Buyer’s sole expense), an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information, and, upon request, Seller shall use commercially reasonable efforts (at Buyer’s expense) to cooperate with Buyer in connection therewith.

Section 4.5          Employee Benefits.

(a)   Under each employee benefit plan, program or arrangement established or maintained by the Companies, Buyer or any Affiliate of Buyer after the Closing for the employees of the Companies as of immediately prior to Closing, such employees shall receive credit for service accrued or deemed accrued prior to and on the Closing Date for purposes of (i) participation eligibility, (ii) vesting and, (iii) solely with respect to vacation and severance plans, determination of the levels of benefits, in each case, to the extent such service was recognized for such employees for similar purposes under comparable plans to which the relevant Company was a party; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Any employee welfare benefit plan (as defined in Section 3(1) of ERISA) maintained for such employees by the Companies, Buyer or any Affiliate of Buyer shall recognize expenses and claims incurred by any such employee (and any eligible dependents or beneficiaries thereof) in the year in which the Closing Date occurs for the purposes of computing deductible amounts, co-payments or other limitations on coverage, and shall provide coverage for any pre-existing health condition of any employee (and any eligible dependents or beneficiaries thereof) of the relevant Company.

(b)   Buyer shall be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Q&A-4 of Treas. Reg. §54.4980B-9 in connection with the transactions contemplated by this Agreement.

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Section 4.6          Tail Policy. At the Closing, the Companies shall purchase and pay for in full a tail to its existing directors’ and officers’ insurance to maintain in effect for six-years following the Closing Date such insurance covering those Persons who are immediately prior to the Closing covered by such insurance (“Tail Policy”). The cost of the Tail Policy shall be a Selling Expense. For a period of six (6) years after the Closing, Buyer shall not, and shall not permit any Company to, amend, repeal or modify any provision in any Company Charter Document relating to the exculpation or indemnification of any manager, director, officer, agent or employee serving in such capacity prior to the Closing for actions or omissions taken prior to the Closing in a manner that would be adverse to any such manager, director, officer, agent or employee (unless required by Law), it being the intent of the Parties that the such managers, directors, officers, agents and employees of the Companies shall continue to be entitled to such exculpation and indemnification to the full extent of the Law. For a period of six (6) years after the Closing, Buyer shall, or shall cause each Company to maintain the Tail Policy. The obligations of Buyer and the Companies under this Section 4.6 shall not be terminated or modified in such a manner as to adversely affect any manager, director, officer, agent or employee to whom this Section 4.6 applies without the consent of such affected person (it being expressly agreed that such persons shall be third-party beneficiaries of this Section 4.6, each of whom may enforce the provisions of this Section 4.6). In the event Buyer, the Companies or any of their respective successors or assigns (i) consolidates or merges into another Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Companies, as the case may be, shall assume all the obligations set forth in this Section 4.6. Notwithstanding the foregoing or any provision of any charter, certificate of incorporation or formation, bylaws, operating agreement, or other organizational or governing document of any of the Companies, none of the Companies shall provide any indemnification to any Officer or Sellers for any matter with respect to which Buyer or its Affiliates (including, after Closing, the Company and its subsidiaries) is entitled to indemnification pursuant to this Agreement.

Section 4.7          R&W Insurance Policy(a). During the Policy Term (as defined in the R&W Insurance Policy), Buyer shall, and shall cause each of the Buyer Indemnitees to, (a) maintain such R&W Insurance Policy in full force and effect, (b) not amend, waive or otherwise modify the R&W Insurance Policy or take any action that would result in the cancellation, termination, amendment, waiver or modification of the R&W Insurance Policy, and (c) continue to honor its obligations under the R&W Insurance Policy.

Section 4.8          Dataroom Contents. Not later than the fifth (5th) Business Day following the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer a compact disc, flash drive or memory stick (all of which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, the true, accurate and complete contents of the Dataroom as of the date hereof, unless such compact disc, flash drive or memory stick was previously delivered at or prior to the Closing.

ARTICLE 5
SURVIVAL; INDEMNIFICATION

Section 5.1          Survival.

(a)   The representations and warranties of Seller and of Buyer contained in this Agreement shall survive the Closing for a period of twelve (12) months after the Closing Date; provided, however, that (i) the representations and warranties contained in Section 2.1

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(Organization and Qualification), Section 2.2 (Capitalization of the Companies; Subsidiaries), Section 2.3 (Authority and Enforceability), Section 2.12 (Employee Plans), Section 2.19 (Brokers), Section 2.25 (Switalis-developed Small Animal Business Specific Technology), Section 3.1 (Organization), Section 3.3 (Authority) and Section 3.4 (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing Date for six (6) years after the Closing Date, and (ii) the representations and warranties contained in Section 2.18 (Tax Matters) shall survive the Closing Date until the sixtieth (60th) day after the expiration of the respective statutes of limitation or prescription period under any Applicable Law for Third Party Claims applicable to the matters covered thereby. The period from the Closing Date until the date upon which any representation or warranty contained herein terminates if any, is referred to herein as the survival period (the “Survival Period”) for such representation or warranty. Notwithstanding the foregoing, in the event a Party commits Fraud, such Party’s liability relating thereto shall survive the Closing and continue in full force and effect, and the injured Party’s ability to recover Losses (as defined below) relating thereto shall not be impaired by the expiration of any Survival Period.

(b)             None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their express terms are to be performed after Closing, and each such surviving covenant and other agreement of each Party set forth herein shall survive (i) in accordance with its terms or (ii) if such covenant or agreement does not specify a term, until sixty (60) days following expiration of the applicable statute of limitations (giving effect to any extensions and waivers thereof).

Section 5.2          General Indemnification.

(a)   After the Closing, Seller agrees to indemnify, defend and hold Buyer and its Affiliates (each a “Buyer Indemnitee” and together the “Buyer Indemnitees”) harmless from any actual damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses, but expressly excluding any exemplary or punitive damages, except for any such damages to the extent actually awarded and paid or payable to a third party in connection with a Third-Party Claim) (collectively, “Loss”) as a result of (i) the failure of any representation or warranty made by Seller in ARTICLE 2 and in any other Transaction Document to be true and correct as of the date of this Agreement, (ii) any breach by Seller of any of its covenants or agreements contained herein or in any other Transaction Documents, (iii) Closing Date Funded Indebtedness that remains outstanding following the Closing or Selling Expenses not included on the Closing Payoff Certificate, in each case solely to the extent not taken into account in the calculation of the Final Closing Consideration; (iv) any Income Taxes with respect to Seller or any of the Companies for any Pre-Closing Tax Period (including for the avoidance of doubt, all Taxes that relate to the portion of a Straddle Period ending on the Closing Date), except to the extent any such Income Taxes were actually included as a liability in determining final Closing Net Working Capital, Closing Date Funded Indebtedness or the Selling Expenses, are attributable to Buyer’s breach of a Tax covenant under Section 4.1, or arise primarily due to actions taken by Buyer on the Closing Date after the Closing that are outside of the ordinary course of business and not contemplated by this Agreement, (v) Fraud, and (vi) the matters described in Section 5.2(a)(vi) of the Disclosure Schedule (with indemnification for such matters described in Section 5.2(a)(vi) of the Disclosure Schedule being referred to herein as the “Special Indemnity”), in each case, subject to the other provisions of this ARTICLE 5 (including the limitations and exclusions set forth in Section 5.4 and Section 5.5).

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(b)   After the Closing, Buyer agrees to indemnify, defend and hold Seller and its Affiliates (each a “Seller Indemnitee” and together the “Seller Indemnitees”) harmless from any Loss suffered or paid, directly or indirectly, as a result of (i) the failure of any representation or warranty made by Buyer in ARTICLE 3 of this Agreement to be true and correct as of the date of this Agreement, or (ii) any breach by Buyer of any of its covenants or agreements contained herein.

(c)   The obligations to indemnify and hold harmless pursuant to clause (i) of Section 5.2(a) and pursuant to clause (i) of Section 5.2(b) shall survive the consummation of the transactions contemplated hereby only for the duration of any applicable Survival Period and the obligations to indemnify and hold harmless pursuant to clause (ii) of Section 5.2(a) and pursuant to clause (ii) of Section 5.2(b) shall survive the consummation of the transactions contemplated hereby only for the period set forth in Section 5.1(b), in each case, except for claims for indemnification pursuant to such clauses asserted with reasonable specificity in a Claim Notice that is received by the Responsible Party prior to the end of such period, which such claims shall survive until final resolution thereof.

Section 5.3          Third Party Claims; Direct Claims.

(a)   Except in respect of Tax Claims which shall be governed by Section 4.1(i), if a claim, action, suit or proceeding by a third party (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 5.2 hereof (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this ARTICLE 5, such Indemnified Party shall promptly deliver a Claim Notice to the Party obligated to indemnify such Indemnified Party (such notified party, the “Responsible Party”) of such claims; provided that the failure to deliver a Claim Notice shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually and materially prejudiced thereby. Unless a Third Party Claim will be or is being controlled by the insurer under the R&W Insurance Policy, the Responsible Party shall have the right to be entitled to participate in the defense of such Third Party Claim and, to the extent that it wishes, to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, provided that the Responsible Party notifies the Indemnified Party of its intent to exercise such right within 15 days after receipt of such Claim Notice, and upon receipt of such notice, the Indemnified Party shall reasonably cooperate with the Responsible Party in connection therewith; provided, that the Responsible Party shall not have the right to assume the defense of such Third Party Claim if (i) the Responsible Party fails to conduct the defense of the claim actively and diligently, (ii) any applicable limitation herein would serve to limit the obligation of the Responsible Party to indemnify the Indemnified Party for any Loss which would be reasonably anticipated to result from such claim were it successful or (iii) the Responsible Party is not reasonably anticipated to have the financial wherewithal to indemnify the Indemnified Party if the claim is successful. If the Responsible Party assumes the defense of a Third Party Claim, then (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third Party Claims may be effected by the Responsible Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Responsible Party; and (C) the Indemnified Party has no liability with respect to such compromise or settlement.

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The Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Responsible Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim (whether or not appropriate notice has been given by Indemnified Party), provided that in such event it shall irrevocably waive any and all rights (including any rights of its Affiliates) to indemnification for such Third Party Claim unless the Responsible Party shall have expressly consented in advance in writing to such payment or settlement. If the Responsible Party does not notify the Indemnified Party within 15 days after the receipt of the Indemnified Party’s Claim Notice hereunder that it elects to undertake the defense of the Third Party Claim described in such Claim Notice, the Indemnified Party shall have the right to (x) contest such Third Party Claim, and (y) with the prior written consent of the Responsible Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle such Third Party Claim, and the Responsible Party shall have the right at any time to participate (including through counsel chosen by the Responsible Party) in the defense of any such Third Party Claim at its own expense. The Indemnified Party shall not waive any right to indemnity pursuant to this Agreement by contesting or settling any claim in accordance with the previous sentence. The Responsible Party shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any settlement or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim.

(b)             Notwithstanding the foregoing, the Responsible Party will not be entitled to assume (or retain, as applicable) control of such defense if (i)  the Indemnified Party concludes in good faith that, in light of any actual or potential conflict of interest, it would be inappropriate for legal counsel selected by the Responsible Party to represent the Indemnified Party, or (ii) the such claim for fails to vigorously and continuously prosecute or defend such claim in good faith or fails to begin such prosecution or defense in a timely manner.

(c)   All of the Parties shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith; provided, however, that this Section 5.3(c) shall not apply to any pending or anticipated adversarial, judicial or arbitral dispute or proceeding between the Parties to this Agreement, which shall be governed by the applicable rules of discovery, evidence or procedure. With respect to any Third Party Claim subject to indemnification hereunder, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges of the other Party.

(d)   A claim for indemnification for any matter not involving a Third Party Claim may be asserted by delivery of a Claims Notice to the party from whom indemnification is sought and, unless contested in accordance with this Agreement, shall be paid promptly after such notice. The party from whom indemnification is sought will have a period of fifteen (15) days within which to respond in writing to such direct claim.

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Section 5.4

Limitations on Indemnification Obligations. Notwithstanding any provision to the contrary contained in this Agreement, the rights of the Buyer Indemnitees to indemnification pursuant to the provisions of Section 5.2(a) are subject to the following limitations:

(a)   the amount of any and all Losses will be determined net of (i) any amounts recovered or reasonably expected to be recovered by the Buyer Indemnitees pursuant to any indemnification by, or indemnification agreement with, any third party, (ii) any amounts recovered or reasonably expected to be recovered by the Buyer Indemnitees pursuant to any insurance policy, and (iii) any other cash receipts or sources of reimbursement received by the Buyer Indemnitees in respect of or as an offset against such Losses, (each source of recovery referred to in clauses (i), (ii) and (iii), a “Collateral Source”) and (iv) the amount of any Tax benefits actually realized by the Buyer Indemnitees with respect to such Losses in the form of a refund or reduction of Taxes payable in the taxable year or in the immediately following one (1) taxable year in which the relevant Losses were incurred by the Buyer Indemnitees (a “Tax Benefit”). For purposes of this Agreement, the Buyer Indemnitees shall be deemed to have Tax Benefit based on a reduction of Taxes payable only to the extent that, and at such time as, the amount of Taxes required to be paid by any Buyer Indemnitee for the applicable year is reduced below the amount of Taxes that it would have been required to pay but for deductibility of such Losses, in each case: (i) during the same taxable year or in the immediately following one (1) taxable year in which the relevant Losses were incurred; (ii) calculated so that the items related to the Buyer Indemnitees’ indemnification obligations are the last to be recognized; and (iii) as reasonably determined by the Buyer Indemnitees. The amount of any reduction hereunder shall be adjusted to reflect any final determination with respect to the Buyer Indemnitees’ liability for Taxes, consistent with the foregoing.

(b)   excluding (i) claims arising from or based on Fraud, and (ii) claims for breach of Fundamental Representations (other than Section 2.12 (Employee Plans)), the Buyer Indemnitees shall not be entitled to recover Losses pursuant to Section 5.2(a)(i) until the total amount which the Buyer Indemnitees would recover under this Agreement (as limited by the provisions of this Section 5.4), but for this Section 5.4(b), exceeds $354,500 (the “Threshold”) and then only for the excess over the Threshold;

(c)   other than Losses resulting from Fraud or breach of Fundamental Representations (other than Section 2.12 (Employee Plans), the Buyer Indemnitees shall not be entitled to recover any Loss (and such Loss shall not be counted against the Threshold) pursuant to pursuant to Section 5.2(a)(i) unless such individual Loss exceeds $5,000 (the “Mini-Basket”);

(d)   in no event shall the obligations of Seller to provide indemnification pursuant to Section 5.2(a)(i) Agreement exceed an aggregate amount equal to the Indemnity Escrow Amount, other than based on a breach of a Fundamental Representation (other than Section 2.12 (Employee Plans));

(e)   the Buyer Indemnitees shall not be entitled to recover Losses hereunder resulting from breach of representations and warranties (other than based on a breach of a Fundamental Representation, except Section 2.12 (Employee Plans)) from any source other than the Indemnity Escrow Amount in the Escrow Account and the R&W Insurance Policy;

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(f)    if any Buyer Indemnitee has been indemnified for a Loss hereunder and at any time thereafter such Buyer Indemnitee or any other Buyer Indemnitee recovers all or a portion of such Loss from a Collateral Source or receives a Tax Benefit with respect to such Loss, the Buyer Indemnitees shall promptly refund to the Escrow Account (if the during the term of the Escrow Account) or Seller (if the term of the Escrow Account has expired and the Escrow Account has been liquidated) the amount previously received by the Buyer Indemnitees (whether received from the Escrow Account or from or on behalf of Seller) with respect to such Loss (up to the amount recovered from the Collateral Source) or the amount of the Tax Benefit;

(g)   to the extent an item has been reflected as a liability or a deduction from an asset in the calculation of the Closing Net Working Capital, or has been treated as Closing Date Funded Indebtedness or a Selling Expense included in the determination of the Purchase Price, the Buyer Indemnitees shall not be entitled to indemnification pursuant to this Agreement on account of said item; and

(h)   Seller shall have no obligation to indemnify the Buyer Indemnitees for any Losses attributable to any Taxes (i) to the extent such Taxes have been adequately reflected as a liability in the Closing Net Working Capital, (ii) resulting from an action taken by Buyer, any Company or any of their Affiliates on the Closing Date outside the ordinary course of business that is not contemplated by this Agreement (iii) attributable to the Buyer’s breach of any covenant set forth in Section 4.1 or (iv) of Buyer, any Company or any of their Affiliates (A) attributable to any Post-Closing Tax Period or (B) with respect to any Straddle Period, attributable to the portion of such Taxable period deemed to begin after the Closing Date determined pursuant to Section 4.1(f). Notwithstanding anything in this Agreement to the contrary, Seller shall have no obligation to indemnify the Buyer Indemnitees for any Losses arising from the matters described in clause (a) of Section 2.18 of the Disclosure Schedule (the “Excluded Tax Matters”).

The Buyer Indemnitees shall use commercially reasonable efforts to make a claim for recovery of any amounts recoverable by them from any Collateral Source. The Buyer Indemnitees shall use their respective commercially reasonable efforts to mitigate any Losses solely to the extent required by Law. Notwithstanding anything to the contrary set forth herein, the limitations set forth in Section 5.4(b), Section 5.4(c), Section 5.4(d) and Section 5.4(e) shall not limit the rights of the Buyer Indemnitees to indemnification with respect to breaches of covenants, the Special Indemnity or Fraud; provided, however, that the liability of Seller for such matters or any other indemnifiable matters shall be subject to a cap equal to the amount of net, after-Tax proceeds received by Seller.

Upon request, if the Seller is a Responsible Party, Seller shall cooperate with, assist and take such reasonable actions requested by the Indemnified Party in connection with the Indemnified Party’s reasonable efforts to make a claim for recovery of any amounts recoverable by the Indemnified Party from any Collateral Source, including without limitation making claims against the Sellers (as defined in that certain Securities Purchase Agreement, dated as of September 6, 2019, among PVT Holdings, Inc., the Sellers (as defined therein), the Seller Representative (as defined therein) and BPA (the “Branford Purchase Agreement”)) pursuant to the Branford Purchase Agreement and/or under the representations and warranties insurance policy written by Fidelis Underwriting Limited, Policy No. 19FULRP-7451-0087, procured in connection with the transactions contemplated by the Branford Purchase Agreement.

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If the Buyer Indemnitees actually recover amounts from a Collateral Source in respect of Losses incurred as a result of the Excluded Tax Matters, Buyer Indemnitees shall notify Seller and Seller may offset up to $600,000 of such amounts actually recovered from a Collateral Source, less expenses incurred by the Buyer Indemnitees in recovering such amounts, against Seller’s future, pending or unresolved indemnification obligations under this Agreement; provided that the Buyer Indemnitees shall not be required to remit such recovered amounts to Seller (or deposit such amounts into the Escrow Account (if during the term of the Escrow Account) pursuant to Section 5.4(f).

Section 5.5          Exclusive Remedy and Manner of Payment. Notwithstanding anything else contained in this Agreement to the contrary, except for a Party’s right to specific performance or injunctive relief, and except as provided in Section 1.4, after the Closing, (a) indemnification pursuant to the provisions of this ARTICLE 5 shall be the exclusive remedy of the Parties for any failure of any representation or warranty in this Agreement to be true and correct or the breach of any representation, warranty, covenant or other provision contained in this Agreement, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, relating to or in connection with this Agreement or the transactions contemplated hereby, it being agreed that all of such other entitlements, remedies and recourses are expressly waived and released by the Parties, to the fullest extent permitted by Law (provided that the foregoing sentence shall not limit any of the rights of the Buyer Indemnitees under the R&W Insurance Policy), and (b)  except with respect to breaches of covenants and Fraud, the sole and exclusive remedy available to the Buyer Indemnitees for any Loss, Losses or other amounts arising under the indemnification obligations set forth herein, or otherwise in respect of the transactions contemplated hereby, shall be to make an indemnification claim for a proper distribution from the Indemnity Escrow Amount and/or a claim under the R&W Insurance Policy. Subject to, and in accordance with, the provisions of this ARTICLE 5 and the Escrow Agreement, any indemnification payable by Seller to any Buyer Indemnitee pursuant to this ARTICLE 5 shall be payable (i) first, to the extent applicable, from the Indemnity Escrow Amount in accordance with the Escrow Agreement, (ii) second, in the event the Indemnity Escrow Amount is exhausted, subject to the limitations set forth in this Agreement, by recovery from the R&W Insurance Policy (if such claim for indemnification relates to a breach or failure to be true and correct of a representation or warranty) and (iii) third, in the event the Indemnity Escrow Amount is exhausted and the ability to recover under the R&W Insurance Policy has been exhausted by virtue of payment of claims and the policy limit under the R&W Insurance Policy has been exceeded (and coverage thereunder is therefore unavailable) or if such claim for indemnification does not relate to a breach or failure to be true and correct of a representation or warranty and therefore recovery with respect to such claim cannot be made under the R&W Insurance Policy, subject in each case to the limitations set forth in this Agreement, then recovery may be sought from Seller.

Section 5.6          No Bar; Losses; Effect on Indemnity.

(a)   Notwithstanding anything to the contrary contained in this Agreement, nothing in ARTICLE 5 shall operate to bar or limit (and for the avoidance of doubt, no cap, basket or deductible shall limit) any claim or the Losses arising from or based on Fraud.

(b)   As it relates to indemnification claims under this ARTICLE 5, for purposes of determining whether a breach has occurred and calculating the amount of Losses incurred by a party seeking indemnification hereunder arising out of or resulting from any breach of a representation, warranty, covenant or agreement contained herein, references to “Material Adverse Effect” or materiality (or other similar terms) shall be disregarded.

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(c)   As used herein, Losses of a Person are not limited to matters asserted by Third Parties, but include Losses incurred or sustained by such Person in the absence of claims by Third Parties.

Section 5.7          Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price to the extent permitted by Applicable Law.

ARTICLE 6 MISCELLANEOUS

Section 6.1          Definitions.

(a)   For purposes of this Agreement, the terms set forth below have the following meanings:

“Adjustment Escrow Amount” means an amount equal to $150,000.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Applicable Law” means, with respect to any Person, each and any of the following that is applicable to such Person: (i) federal, state, provincial, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law or equity, code, rule, by-law, regulation, statute, treaty or Order, in each of the foregoing cases, as amended or as may be amended; (ii) any policy, practice, protocol, standard or guideline of any Governmental Entity which, although not necessarily having the force of law, is regarded by such Governmental Entity as requiring compliance as if it has the force of law, in each of the foregoing cases, as amended or as may be amended.

“Base Amount” means USD $70,900,000.00.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Books and Records” means originals, if available and copies that have been made available if not, of all of the Company’s books, data, files and records, whether in print, electronic or other media, including: product data; material safety data sheets and price lists; quality plans; sales data; information relating to customers; mailing lists; brochures; advertising materials; business and marketing plans; sales literature; promotional literature; customer, supplier and distributor lists; display units; listings; and purchasing records, in each case within the Company’s possession or control.

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“Claim Notice” means written notification which contains (i) a description of the Loss incurred or reasonably expected to be incurred by the Indemnified Party, a reasonably specific description of the basis therefor and the claimed amount of such Loss incurred or reasonably expected to be incurred by the Indemnified Party, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under ARTICLE 5 for such Loss and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Loss.

“Closing Cash Consideration” means an amount in cash, which shall be equal to the following: (i) the Base Amount, minus (ii) the amount, if any, by which the Net Working Capital is less than the Target Net Working Capital, plus (iii) the amount, if any, by which the Net Working Capital is greater than the Target Net Working Capital, minus (iv) the Escrow Amount, minus (v) the amount of the Selling Expenses outstanding immediately prior to Closing (as specified in the Closing Payoff Certificate), minus (vi) the aggregate amount of Closing Date Funded Indebtedness (as specified in the Closing Payoff Certificate), plus (vii) the Closing Date Cash and Cash Equivalents.

“Closing Date Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, foreign exchange contracts, interest hedge facilities and deposits in transit) of the Companies as of immediately prior to the Closing. Cash and Cash Equivalents shall (i) include the amount of all undeposited funds (including deposits in transit from credit card companies), cash on hand, cash in registers, and checks and drafts issued to any Company which have been received by such Company, in each case, as of immediately prior to Closing, and (ii) not include the amount of cash or cash equivalents in respect of checks or drafts issued by any Company prior to Closing to the extent such checks or drafts have not cleared as of immediately prior to Closing; provided, however, that Closing Date Cash and Cash Equivalents will not include (i) cash and cash equivalents having a fair market value (expressed in United States dollars) in excess of (A) $150,000 in Japan, or (B) $50,000 in Switzerland, or (ii) except as provided in the preceding clause (i), cash and cash equivalents otherwise held outside the United States.

“Closing Date Funded Indebtedness” means the Funded Indebtedness of the Companies as of immediately prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company-Owned IP Rights” means Intellectual Property owned by the Companies.

“Company IP Rights” means (i) any and all Intellectual Property used in the conduct of the business of the Companies as currently conducted; and (ii) any Company-Owned IP Rights.

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“Company Material Adverse Effect” shall mean any event, development or circumstance that has caused a material adverse condition or material adverse change in or effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations of the Companies, taken as a whole, (b) the ability of any Company or Seller to perform its obligations under the Transaction Documents; or (c) the validity or enforceability of the Transaction Documents or the rights or remedies of Buyer thereunder, in each case other than other than events, developments or circumstances resulting from or relating to (i) general economic conditions or relating to those industries specific to the business of such Company, (ii) the public announcement of the transactions contemplated by this Agreement, (iii) actions taken by Buyer or any of its Affiliates, (iv) national or international political or social conditions, including any epidemics, pandemics, quarantines or acts, judgments, Orders designed to control the spread of or otherwise address any diseases or the engagement by the United States in hostilities, (v) financial, banking or securities markets, (vi) changes in GAAP, or (vii) changes to any Laws, Orders, or other binding directives issued by any Governmental Entity. Notwithstanding the foregoing, an effect or development resulting from conditions affecting the industry in which a Company does business, the economy as a whole or any of the other factors set forth in clauses (i), and (iv)-(vii) above shall not constitute a Company Material Adverse Effect so long as such conditions do not disproportionately impact the Companies compared to other companies that operate in the same industry or industries.

“Company Product” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of a Company and all products, product candidates, components or services currently under development by or on behalf of a Company.

“Company Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity, that is owned by, registered or filed in the name of, or exclusively licensed to, a Company, including, but not limited to, any United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names; and (D) registered copyrights and applications for copyright registration.

“Contemplated Transactions” means the transaction contemplated by this Agreement and the other Transaction Documents.

“Dataroom” means the electronic dataroom called “Project Saddle” run by Intralinks (the “Dataroom”).

“Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Seller to Buyer.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

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“Environmental, Health, and Safety Liabilities” means any non-Tax-related liabilities or Losses arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to: (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product); (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Entity or any other Person) and for any natural resource damages; or (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law. For greater clarity, the terms “removal,” “remedial” and “response action” include, without limitation, the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).

“Environmental Law” shall mean any Applicable Law relating to pollution, protection or cleanup of the Environment, including CERCLA, the Resources Conservation and Recovery Act of 1976, as amended (“RCRA”), the Environment Quality Act and any other federal, state, provincial, local and municipal or foreign legal requirements relating to: (a) a Release or the containment, removal, remediation, response, cleanup or abatement of a Hazardous Material; (b) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, or transportation of a Hazardous Material; (c) exposure of Persons, including employees, to a Hazardous Material; (d) occupational safety or health matters; and (e) the physical structure or condition of a building, facility, fixture or other structure, including those relating to the management, use, storage, disposal, cleanup or removal of asbestos, asbestos-containing materials, polychlorinated biphenyls or any other Hazardous Material.

“Escrow Agent” means US Bank, National Association.

“Escrow Amount” means the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Estimated Closing Consideration” means an amount in cash, which shall be equal to the following: (i) the Base Amount, minus (ii) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital, plus (iii) the amount, if any, by which the Estimated Net Working Capital is greater than the Target Net Working Capital, minus (iv) the Escrow Amount, minus (v) the amount of the Estimated Selling Expenses outstanding immediately prior to Closing (as specified in the Closing Payoff Certificate), minus (vi) the aggregate amount of Estimated Closing Date Funded Indebtedness (as specified in the Closing Payoff Certificate), plus (vii) the Estimated Closing Date Cash and Cash Equivalents.

“Facilities” means the premises as described in the Real Property Leases and any other real property, leasehold or other interest in real property currently operated by a Company.

“Final Closing Consideration” means the Closing Cash Consideration as finally determined in accordance with Section 1.4.

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“Fraud” means, with respect to a Party, common law fraud, as interpreted under the laws and by the courts of the State of Delaware, with respect to the making of the representations and warranties by such Party pursuant to (i) in the case of Fraud by Seller, ARTICLE 2, and (ii) in the case of Fraud by Buyer, ARTICLE 3; provided, that Fraud shall only be deemed to exist if such Party had the specific intent to deceive and mislead the other Party. In no event shall any Person be liable for the Fraud of another Person. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, securities fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“Funded Indebtedness” of a Person means, as of any date, without duplication and to the extent not taken into account in the calculation of Closing Net Working Capital, (a) all obligations of the Companies for borrowed money (including the outstanding principal amount, accrued and unpaid interest and other payment obligations, including, without limitation, any prepayment premiums, penalties, expenses and other fees payable as a result of the consummation of the Stock Purchase) or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by (or which customarily would be evidenced by) bonds, debentures, notes or similar instruments; (c) the aggregate face amount of all outstanding letters of credit, bankers’ acceptances or similar instruments issued on behalf of such Person, but excluding any undrawn amounts; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (e) all outstanding obligations of such Person incurred, issued or assumed as deferred payment obligations in connection with the acquisition of property, assets or rights (other than accounts payable incurred and paid on terms customary in the business of such Person), including with respect to Seller and the Companies contingent amounts owing with respect to the acquisition of businesses or assets (e.g., earn-out payments) and outstanding payment obligations under that certain Agreement dated October 14, 2020 between NonVasiv Medical GmbH, Nonvasiv Vertriebs GmbH and PVT and the Nucleus Purchase Agreement (and for the avoidance of doubt excluding any earn-out payments to Ralph Brinkman under the NeoPulse Purchase Agreement (including pursuant to Annex 2.2.1 thereto) as a result of the operations of the Companies after the Closing); (f) (reserved); (g) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (h) all equipment financing and capital lease obligations of such Person under leases that have been or should be capitalized in accordance with GAAP; (i) all liabilities of such Person pursuant to any phantom equity plan or liabilities with respect to stock appreciation or similar rights or arising from a Nonqualified Deferred Compensation Plan or other forms of deferred compensation arrangements; (j) all unpaid non-operating expenses owed by the Companies to Seller or any controlling Affiliate of Seller; (k) accrued and unpaid Income Taxes for taxable periods ending on or prior to the Closing Date; (l) all guaranties, endorsements and other contingent obligations of such Person to assure a creditor against loss with respect to any obligation (whether of such Person or another Person) mentioned in the foregoing clauses (a) through (l). Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (i) obligations under operating leases that have not been or should not be capitalized in accordance with GAAP, (ii) any severance payments or similar payments made in connection with any termination of employees or contractors of any Company following the Closing other than as a result of voluntary termination by an employee or contractor pursuant to “single-trigger” change-in-control severance arrangements that vest upon completion of the Contemplated Transactions, or (iii) any obligations or amounts owed between or among the Companies.

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“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization, certificate of formation, limited liability company agreement and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Entity” means any foreign, domestic, federal, provincial, territorial, state, municipal or local governmental authority (whether administrative, legislative, executive or otherwise), quasi-governmental authority, multinational organization, court, tribunal, arbitrator, commission, board, authority, bureau, central bank, agency or instrumentality, or any regulatory, taxing, administrative or other department, agency, body, ministry, or any political or other subdivision, department, branch, official of any of the foregoing.

“Income Tax” and “Income Taxes” shall mean any Tax that is based upon, measured by, or calculated with respect to gross or net income, capital or profits. For clarity, “Income Taxes” shall exclude all Taxes not specifically described above in this definition, including sales and use Tax, property Taxes and payroll Taxes.

“Hazardous Material” shall mean any toxic substance or waste, pollutant, hazardous substance or waste, contaminant, special waste, dangerous good, industrial substance or waste, petroleum or petroleum-derived substance or waste, or any toxic or hazardous constituent or any such substance or waste, including any substance regulated under or defined by Environmental Laws.

“Indemnity Escrow Amount” means an amount equal to $354,500.

“Intellectual Property” means any and all industrial and intellectual property rights and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

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“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Companies.

“IRS” means the Internal Revenue Service.

“Knowledge” or words of similar effect, regardless of case, means, when used with respect to an individual, that such individual has knowledge of a particular fact or other matter if (a) that individual is actually aware of that fact or matter; or (b) an individual would reasonably be expected to discover or otherwise be actually aware of that fact or matter in the course of conducting a commercially reasonable inquiry into the relevant matter or issue within his or her area of responsibility within the applicable organization. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above); provided, however, that the “Knowledge of Seller” or words of similar effect means the Knowledge (as defined above) of Adrian Lock, Gary Read, Robert Biggs and Trudy Gage.

“Law” means any law, statute, rule or regulation of any Governmental Entity.

“Liens” means any and all liens, charges, security interests, claims, mortgages, pledges, encumbrances, deeds of trust, judgments, voting trusts and other restrictions on title or transfer (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Net Working Capital” means, as of any date: (i) the consolidated current assets of the Companies, minus (ii) the consolidated current liabilities of the Companies included in the line item categories of current liabilities identified on Exhibit B, in each case, as of such date, as determined in accordance with GAAP and the Companies’ historic accounting practices, policies, methods and procedures, applied on a basis consistent with the preparation of the Net Working Capital as of December 31, 2020, which is attached hereto as Exhibit B. Notwithstanding the foregoing, “Net Working Capital” shall not include any (x) Closing Date Cash and Cash Equivalents, deferred Income Taxes, or Income Taxes payable or receivable, (y) Selling Expenses or Closing Date Funded Indebtedness paid on behalf of the Companies and/or Seller by Buyer at Closing pursuant to Section 1.3(b), or any fees, expenses or other liabilities incurred in connection with any financing by Buyer and its Affiliates of the transactions contemplated hereby, or (z) any severance payments or similar payments made in connection with any termination of employees or contractors of the Companies following the Closing. The Parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital, determined in accordance with the GAAP and the Companies’ past practice, on a basis consistent with Exhibit B, and without the introduction of new or different accounting methods, estimation or other methodologies, practices, assumptions, policies, principles and procedures (in each case, except as set forth in Exhibit B).

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“Neutral Accountant” means BDO USA, LLP.

“Nucleus Purchase Agreement” means the Asset Purchase Agreement, dated as of August 19, 2021, by and among Nucleus ProVets, LLC, Jens Stabler, PVT, and Seller.

“Occupational Safety and Health Law” means any Applicable Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Permitted Liens” means (i) liens for (a) Taxes not yet delinquent, (b) Taxes that are being contested in good faith by appropriate proceedings described in the Disclosure Schedule or (c) non-delinquent statutory liens arising other than by reason of default, (ii) statutory liens of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business for sums not yet due, (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance and other types of social security, (iv) purchase money liens arising in the Ordinary Course of Business securing amounts that are not delinquent or past due, (v) liens consisting of zoning, building code or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments, rights-of-way and other restrictions or limitations on the use of real property which would not, individually or in the aggregate, materially detract from the value or usefulness of such real property, and (vi) the Real Property Leases.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Entity.

“Post-Closing Tax Period” means any Taxable period beginning after the Closing Date and with respect to any Straddle Period that portion of the Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Taxable period ending on or prior to the Closing Date and with respect to any Straddle Period that portion of the Straddle Period ending on the Closing Date.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, escaping, leaching, dumping or disposing of a Hazardous Material into the environment of any kind whatsoever, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing Hazardous Material.

“Representative” means, with respect to a particular Person, any director, officer, partner, manager, employee, agent, consultant, advisor, accountant, financial advisor, financing source, investment banker, legal counsel or other representative of that Person.

“R&W Insurance Policy” means that certain transactional risk insurance policy underwritten by Travelers Excess and Surplus Lines Company with coverage of the indemnification obligations with respect to the representation and warranties of Seller under ARTICLE 2, a copy of which is attached hereto as Exhibit A.

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“Selling Expenses” means any and all (a) legal, accounting, consulting, investment advisory and other fees, costs and expenses of Seller (and the Companies to the extent incurred prior to the Closing) relating to the transaction contemplated hereby, inclusive of all amounts that will or may become due at or following the Closing wholly or partially by reason of the transactions contemplated by this Agreement, (b) amounts (plus any associated withholding Taxes or any Taxes required to be paid by the Companies with respect thereto) payable by any of the Companies, whether immediately or in the future, under any “change of control,” retention, termination, compensation, severance or other similar arrangements by reason of (either alone or in conjunction with any other event, such as termination or continuation of employment) the consummation of the transactions contemplated by this Agreement, and (c) any other fees, costs, expenses or payments resulting from the change of control of any of the Companies (including escrow agent fees under the Nucleus Escrow Agreement) or otherwise payable in connection with receipt of any consent or approval in connection with the transactions contemplated by this Agreement; provided, however, that Selling Expenses shall not include any severance payments or similar payments made in connection with any termination of employees or contractors of the Companies following the Closing other than as a result of voluntary termination by an employee or contractor pursuant to “single-trigger” change-in-control severance arrangements that vest upon completion of the Contemplated Transactions.

“Straddle Period” means any Taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Target Net Working Capital” means $276,000.

“Tax” or “Taxes” means all United States and non-United States federal, state, local and foreign taxes or similar duties, fees, charges or assessments imposed by a Tax Authority, in each case in the nature of a tax, including: (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, profits, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; and (iii) customs duties, tariffs and similar charges, in each case including any interest, additions to tax, or penalties applicable thereto.

“Tax Authority” means the IRS and any other national, regional, state, municipal, foreign or other governmental or regulatory authority or administrative body responsible for the administration of any Taxes.

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“Tax Return” means all United States federal, state, local and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns or other documents and any amendments thereto required to be filed with a Tax Authority.

“Transaction Documents” means this Agreement and all other agreements and instruments to be executed and delivered by any Party in connection herewith.

“Transaction Tax Deductions” means, without duplication, the following expenses and/or deductions: (a) non-qualified options or equity appreciation rights; (b) bonuses, or any other compensatory payments made in connection with the Closing; (c) management, consulting, investment banking, legal or advisory fees and other similar items incurred by any Company on or prior to the Closing Date paid in connection with the Closing; (d) capitalized financing costs and expenses (including any loan fees, costs related to the redemption of any indebtedness, costs related to prepayment penalties or premiums and any accrued (and not previously deducted) original issue discount on any indebtedness of any Company) with respect to the payment of indebtedness on or prior to the Closing Date (excluding all fees, costs and expenses related to any new financing for any Person incurred by or at the request of Buyer in connection with the Closing); and (e) deductible Selling Expenses not included in clauses (a)-(d) above.

(b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Bankruptcy and Equitable Exceptions	Section 2.3
BPA	Recitals
BPA Stock	Recitals
Branford Purchase Agreement	Section 5.4(h)
Buyer	Preamble
Buyer Indemnitee	Section 5.2(a)
Buyer Returns	Section 4.1(a)(ii)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Net Working Capital	Section 1.4(a)
Closing Payoff Certificate	Section 1.3(d)(iv)
Closing Statement	Section 1.4(a)
Collateral Source	Section 5.4(a)
Company	Recitals
Company Counsel	Section 6.13
Company Employee Plans	Section 2.10(a)
Company Returns	Section 4.1(a)(i)
Company Systems	Section 2.15(p)
Confidential Information	Section 2.15(o)
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Term	Section
Dispute Notice	Section 1.4(b)
Disputed Items	Section 1.4(b)
ERISA	Section 2.10(a)
Escrow Account	Section 1.3(b)(iv)
Escrow Agreement	Section 1.3(b)(iv)
Estimated Closing Cash	Section 1.3(a)
Estimated Closing Statement	Section 1.3(a)
Estimated Net Working Capital	Section 1.3(a)
Excluded Tax Matters	Section 5.4(h)
Final Closing Consideration	Section 1.4(e)
Final Closing Statement	Section 1.4(b)
Financial Statements	Section 2.4(b)
GAAP	Section 2.4(b)
HMT	Recitals
Indemnified Party	Section 5.3(a)
Insurance Policies	Section 2.17
Intellectual Property	Section 2.12
Interim Financial Statements	Section 2.4(a)(ii)
Latest Balance Sheet Date	Section 2.4(a)(ii)
Leased Real Property	Section 2.20(b)(ii)
Loss	Section 5.2(a)
Material Contracts	Section 2.7
Mini-Basket	Section 5.4(c)
NeoPulse	Recitals
NeoPulse Acquisition	Recitals
Order	Section 2.6
Ordinary Course of Business	Section 2.8(a)
Party	Preamble
Permits	Section 2.10(a)
Post-Closing Tax Benefit	Section 4.1(e)
Privileged Communication	Section 6.13
Purchase Price	Section 1.1(b)
Purchased Shares	Recitals
PVT	Recitals
Real Property Lease	Section 2.20(b)(i)
Responsible Party	Section 5.3(a)
Seller Indemnitee	Section 5.2(b)
Seller	Preamble
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Term	Section
Stock Purchase	Section 1.1(a)
Tax Benefit	Section 5.4(a)
Tax Claim	Section 4.1(i)
Third Party Claim	Section 5.3(a)
Threshold	Section 5.4(a)
Transaction Engagement	Section 6.13
Year-End Financial Statements	Section 2.4(a)(i)

Section 6.2          Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with the Stock Purchase, this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses. Notwithstanding the foregoing: (a) at or prior to the Closing, Seller may cause the Companies to pay the Selling Expenses and/or any Funded Indebtedness, and (b) the cost of the R&W Insurance Policy, including all underwriting fees and Taxes related to such policy shall be paid by Buyer.

Section 6.3          Entire Agreement; Amendment; Waiver; Assignment. This Agreement and the Disclosure Schedule, other Schedules, Exhibits and other documents delivered pursuant to this Agreement (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, (b) can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Buyer, in the case of an amendment, supplement, modification or waiver sought to be enforced against Buyer, or Seller, in the case of an amendment, supplement, modification or waiver sought to be enforced against Seller, and (c) shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties.

Section 6.4          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered, if personally delivered; (b) on the next business day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next business day delivery; (c) if sent by e-mail of a PDF document, the date when sent by email sent to the email address for the sender stated in this Section 6.4 (provided that, unless receipt of such email is acknowledged, such email is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.4):

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To Buyer:

Zomedica Corp. 100 Phoenix Drive, Suite 125 Ann Arbor, Michigan 48108Attention:

with a copy (which shall not constitute notice to Buyer) to:

Maslon LLP 90 South 7th Street, Suite 3300 Minneapolis, MN 55402
	Attention:	Alan M. Gilbert
	E-mail address:	alan.gilbert@maslon.com

To Seller:

Branford PVT Mid-Hold, LLC c/o The Branford Castle Fund, LP 150 E. 58th Street, 37th Floor New York, NY 10155
	Attention:	David Castle and Eric Korsten
	E-mail address:	dac@branfordcastle.com
ekorsten@branfordcastle.com

with a copy (which shall not constitute notice to Seller) to:

Akerman LLP 420 South Orange Avenue Orlando, FL 32801
	Attention:	Jed Freeland and Karyn Koiffman
	E-mail address:	jed.freeland@akerman.com
karyn.koiffman@akerman.com

Section 6.5          Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Except for the matters to be determined by the Neutral Accountant pursuant to Section 1.4, each of the Parties submits to the exclusive jurisdiction of any state or federal court within the State of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be exclusively heard and determined in any such court. The Parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

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Section 6.6          Exhibits and Schedules; Construction; Interpretation. Each Schedule in the Disclosure Schedule shall be deemed to qualify only (i) the corresponding Section of this Agreement or (ii) any other Section of this Agreement to which such disclosure makes express reference or to which the relevance of such document is reasonably apparent on its face. Notwithstanding anything to the contrary contained herein, no disclosure in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made by any Person unless the disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). Disclosure of any fact or item in any Section of the Disclosure Schedule shall not be considered an admission by Seller that such item or fact (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect, that such item or fact will in fact exceed any applicable threshold limitation set forth in the Agreement and shall not be construed as an admission by Seller or any Company of any non-compliance with, or violation of, any third party rights (including to any intellectual property rights) or any Applicable Law of any Governmental Entity, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under the Agreement. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The text of all schedules is incorporated herein by reference. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The phrase “made available to Buyer” or similar phrases as used in this Agreement shall mean that the subject documents were either posted to the “Project Saddle” data room hosted by Intralinks or delivered to Buyer or its accountants, attorneys or other agents.

Section 6.7          Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as set forth in Section 4.6 and Section 5.2 nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 6.8          Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

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Section 6.9          EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING ANY IMPLIED WARRANTIES. SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA). In particular, and without limiting the generality of the foregoing, Buyer acknowledges and agrees that, in making its decision to enter into this Agreement and consummate the Stock Purchase, it is not relying on any information or materials, oral, written or in electronic format, distributed or made available prior to the date hereof, in each case, other than matters set forth in this Agreement, including the Disclosure Schedule. With respect to any projection, forecast or business plan delivered by or on behalf of any Company or any of its Affiliates to Buyer, Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections, forecasts and plans, (b) it is familiar with such uncertainties, (c) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections, forecasts and plans so furnished to it, and (d) it shall have no claim of any kind whatsoever against any Person with respect thereto. Notwithstanding the foregoing, nothing in this Section 6.9 shall operate to bar or limit any claim or the Losses arising from or based on Fraud.

Section 6.10      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 6.11      Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 6.12      Specific Performance.

Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to seek injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. No limitation herein shall restrict any Party from seeking and obtaining equitable relief.

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Section 6.13

Legal Representation.

Akerman LLP (“Company Counsel”) has represented the Companies and Seller in connection with this Agreement and the other agreements, instruments and documents contemplated hereby and the transactions contemplated hereby and thereby (the “Transaction Engagement”), and in connection therewith, Company Counsel has not acted as counsel for any other Person, including Buyer. The Parties recognize the commonality of interest that exists and will continue to exist until the Closing, and the Parties agree that the existence of such commonality of interest prior to the Closing should continue to be recognized after the Closing. Specifically, the Parties agree that Buyer shall not, and shall not cause any Company to, and shall cause each Company not to, seek to have any Company Counsel disqualified from representing Seller in connection with any dispute that may arise between Seller, on the one hand, and Buyer, any Company or their respective Affiliates, on the other hand, in connection with this Agreement or the transactions contemplated hereby. Further, notwithstanding that any Company and Seller are or were a client of each Company Counsel, upon and after the Closing, all communications between any Company and Seller and each Company Counsel in the course of the Transaction Engagement (the “Privileged Communications”) shall be deemed to be attorney-client confidences that belong solely to Seller and not any Company or Buyer. Buyer shall not have access to any such Privileged Communications, or to the files of any Company Counsel relating to the Transaction Engagement. Without limiting the generality of the foregoing, notwithstanding that any Company was a client, in the Transaction Engagement or otherwise, upon and after the Closing: (a) Seller (and not Buyer or any Company) shall have the right to decide whether or not to waive the attorney-client privilege that may apply to any Privileged Communications between any Company and any Company Counsel that occurred prior to the Closing in connection with the Transaction Engagement, (b) to the extent that files of any Company Counsel in respect of the Transaction Engagement constitute property of the client, only Seller shall hold such property rights and (c) no Company Counsel shall have any duty whatsoever to reveal or disclose any such Privileged Communications or files to any Company, Buyer or any of their respective Affiliates by reason of any attorney-client relationship between such Company Counsel and any Company or otherwise. If Seller so desires, and without the need for any consent or waiver by any Company or Buyer, each Company Counsel shall be permitted to represent Seller after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement and the other agreements, instruments and documents contemplated hereby and the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing sentence, after the Closing, each Company Counsel shall be permitted to represent Seller, any of their respective affiliates, family members or representatives, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversarial proceedings) with Buyer, any Company or any of their Affiliates under or relating to this Agreement and the other agreements, instruments and documents contemplated hereby and the transactions contemplated hereby and thereby, such as claims for indemnification and disputes involving other agreements entered into in connection with this Agreement and the other agreements, instruments and documents contemplated hereby and the transactions contemplated hereby and thereby. Upon and after the Closing, each Company shall cease to have any attorney-client relationship with each Company Counsel, unless such Company Counsel is specifically engaged in writing by a Company to represent it after the Closing and either such engagement involves no conflict of interest with respect to Seller or Seller consents in writing at the time to such engagement. Any such representation by such Company Counsel after the Closing does not affect the provisions of this

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Section 6.13. For example, and not by way of limitation, even if such Company Counsel is representing a Company after the Closing, such Company Counsel shall be permitted to simultaneously represent Seller in any matter, including any disagreement or dispute relating hereto. Each of the Parties consents to the foregoing arrangements and waives any actual or potential conflict of interest that may be involved in connection with any representation by such Company Counsel hereunder.

* * * * *

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IN WITNESS WHEREOF, each of the Parties has caused this Stock Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

ZOMEDICA INC.

By:	/s/ Robert Cohen
Name:	Robert Cohen
Title:	Chief Executive Officer

BRANFORD PVT MID-HOLD, LLC

By:	/s/ Eric Korsten
Name:	Eric Korsten
Title:	Vice President and Secretary